As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

LUXEYARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	30-0473898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8884 Venice Blvd.

Los Angeles, CA 90034

(323) 488-3574

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Delaware Business Incorporators, Inc.

3422 Old Capital Trail, Suite 700

Wilmington, DE 19808

(302) 996-5819

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Anslow & Jaclin LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel No.: (732) 409-1212 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

 (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	6,141,287	$1.33	(2)	$8,167,912	$936.04

Common stock, $0.0001 par value per share, issuable upon conversion of 8% Convertible Perpetual Preferred Stock	8,904,287	$0.35	(3)	$3,116,500	$357.15

Common stock, $0.0001 par value per share, issuable upon exercise of the warrants	5,400,012	$0.30	(4)	$1,620,004	$185.65

Common stock, $0.0001 par value per share, issuable upon exercise of the warrants	4,452,144	$0.35	(4)	$1,558,250	$178.58

Common stock, $0.0001 par value per share, issuable upon exercise of the warrants	14,246,860	$0.50	(4)	$7,123,430	$816.34

Total	39,144,590				$2,473.76

(1)	This registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Bulletin Board on June 13, 2012 which was $1.33 per share.
(3)	Calculated based upon the conversion price of the 8% preferred stock held by the selling stockholder named in this Registration Statement.
(4)	Calculated based upon the exercise price of the warrants held by the selling stockholder named in this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED June 15 , 2012

39,144,590 Shares of Common Stock

LUXEYARD, INC.

This prospectus covers the sale by the selling stockholders of up to (i) 8,904,287 shares of common stock issuable upon conversion of the selling stockholders that own 8% Convertible Perpetual Preferred Stock, par value $0.0001 per share, (ii) 441,275 shares of common stock, par value $0.0001 per share, issuable to the selling stockholders as payment for any dividends on the 8% preferred stock (based on a common stock per share price of $1.13 per share, the last sale price of our shares as reported by the OTCQB on June 13, 2011, over a two year period at a 8% dividend per year), (iii) 5,700,012 shares of our common stock held by selling stockholders, (iv) 2,700,006 shares of our common stock issuable upon exercise of Series A warrants held by the selling stockholders at an exercise price of $0.30 per share, (v) 2,700,006 shares of our common stock issuable upon exercise of Series B warrants held by the selling stockholders at an exercise price of $0.30 per share, (vi) 8,904,287 shares of our common stock issuable upon exercise of Series C warrants held by the selling stockholders at an exercise price of $0.50 per share, (vii) 4,452,144 shares of our common stock issuable upon exercise of the Series D warrants held buy the selling stockholders at an exercise price of $0.35 per share, (viii) 4,452,144 shares of our common stock issuable upon exercise of the Series E warrants held buy the selling stockholders at an exercise price of $0.50 per share, and (ix) 890,429 shares of our common stock issuable upon exercise of placement agent warrants held by selling stockholders at an exercise price of $0.50 per share. The shares being sold by the selling stockholders were issued to them in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”). Our 8% preferred stock, common stock and warrants are more fully described in “Description of Securities.”

These shares will be offered for sale by the selling shareholders in accordance with the “Plan of Distribution.” We will not receive any proceeds from sales of shares of our common stock or warrants by the selling stockholders. However, to the extent the warrants are exercised for cash, if at all, we will receive the exercise price of the warrants. We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by selling stockholders.

Our common stock is presently traded on the OTCQB (the “OTCQB”) under the symbol LUXR. On June 13, 2012, the last sale price of our shares as reported by the OTCQB was $1.13 per share. The prices at which the selling stockholders may sell the shares of common stock that are part of this offering may be market prices prevailing at the time of sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale. See “Plan of Distribution.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [          ], 2012

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
DIVIDEND POLICY	18
USE OF PROCEEDS	18
DILUTION	19
PENNY STOCK CONSIDERATIONS	19
SELLING STOCKHOLDERS	19
DESCRIPTION OF BUSINESS	25
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	34
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DIRECTORS AND EXECUTIVE OFFICERS	42
EXECUTIVE COMPENSATION	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	50
DESCRIPTION OF SECURITIES	52
PLAN OF DISTRIBUTION	57
SHARES ELIGIBLE FOR FUTURE SALE	57
LEGAL MATTERS	58
EXPERTS	58
WHERE YOU CAN FIND MORE INFORMATION	58
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	59
INDEX TO FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision. Our actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” All references to “we,” “us,” “our,” and the “company” mean Luxeyard, Inc.

Business Overview

We function as a member-based online marketplace for luxury consumer products we source from merchants and offer to our members through our website via a “flash sale” or “daily deal” at deep discounts to retail prices.  In January 2012, we launched our website www.Luxeyard.com and began operations. Initially, we focused on household furnishings and goods such as furniture, lighting and bedding. On March 27, 2012, we launched LuxeStyle, our apparel and accessories line.  As our member base and merchant selection increase, we expect to expand our offerings to include other consumer goods such as travel, gourmet food and beverages, consumer services events and gift cards.

Each week we conduct several “flash sale” events on our website in which we feature merchandise at steep discounts to suggested retail prices.  At the beginning of each event, members receive an email describing the featured products and it directs them to our website to participate.  We list events on the member homepage of our website and each event remains on our site for three to five days, depending on demand and quantity offered.

In addition to flash sales, we also feature a “Daily Deal” whereby we offer a single product on our website for a 24 hour period.  Similar to flash sales, our members receive email notifications when deals commence, directing them to the member homepage for more details.  Unlike other deal of the day models, members are not required to purchase a minimum number of products before the deal becomes active.  In some cases, when our group buy feature is active, as more members participate in the deal, the purchase price decreases. Group buying, also known as collective buying, offers products and services at significantly reduced prices on the condition that a minimum number of buyers would make the purchase.

Members purchase products directly through our website via credit card and, in most cases, products ship directly from the merchant’s location to the member.

With our Concierge Buying program, we use a model similarly used by companies such as Facebook and Pinterest to determine customer wants. We then source the most popular products and offer those to the members via a sale that features special notifications and discounts for those who contributed to the process.

In April we began a Business to Business program through which we source containers of goods and sell them to retailers. The retailers are offered products prior to the arrival of the container shipments and any unsold items from the container shipment are then offered on our website.

We operate in an extremely competitive “flash sales” space within internet retail, which has experienced significant growth in the number of flash sales sites over the last 24 months, and in the amount of financial support by major private equity firms. We believe our company can distinguish itself in this environment based on consumer inter-activeness of the site, our dynamic marketing plan, supply chain expertise, and engagement of industry influences through our LuxeLife Trendsetter program. In addition, we are actively exploring strategic acquisitions, geographic expansion (including initiatives in India and Australia), and product line diversification, to position the company for revenue and profitability growth. Our success will depend, among other factors, on the company’s ability to acquire and retain active members in cost-efficient ways, attract merchants at favorable terms, and regularly introduce deals of high value, quality, and relevance to our members.

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Corporate Information

Our principal executive offices are located at 8884 Venice Boulevard, Los Angeles, California 90034 and our telephone number is (323) 488-3574. Our website address is www.Luxeyard.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

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THE OFFERING

Common stock offered by selling stockholders

39,144,590 shares of our common stock including: up to (i) 8,904,287 shares of common stock issuable upon conversion of the selling stockholders that own 8% preferred stock, (ii) 441,275 shares of common stock, par value $0.0001 per share, issuable to the selling stockholders as payment for any dividends on the 8% preferred stock, (iii) 5,700,012 shares of our common stock held by selling stockholders, (iv) 2,700,006 shares of our common stock issuable upon exercise of Series A warrants held by the selling stockholders at an exercise price of $0.30 per share, (v) 2,700,006 shares of our common stock issuable upon exercise of Series B warrants held by the selling stockholders at an exercise price of $0.30 per share, (vi) 8,904,287 shares of our common stock issuable upon exercise of Series C warrants held by the selling stockholders at an exercise price of $0.50 per share, (vii) 4,452,144 shares of our common stock issuable upon exercise of the Series D warrants held buy the selling stockholders at an exercise price of $0.35 per share, (viii) 4,452,144 shares of our common stock issuable upon exercise of the Series E warrants held buy the selling stockholders at an exercise price of $0.50 per share, and (ix) 890,429 shares of our common stock issuable upon exercise of placement agent warrants held by selling stockholders at an exercise price of $0.50 per share.

Common stock outstanding before the offering	69,002,253 shares of common stock (1)

Common stock outstanding after the offering	108,146,843 shares of common stock (2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we may receive up to approximately $10,301,634 in the aggregate upon the exercise of the warrants if the holders exercise them for cash. The registration of common stock pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders. We intend to use the proceeds received from any cash exercise of the warrants for working capital and general corporate purposes.

Trading Symbol	LUXR

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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(1)	Based upon the total number of issued and outstanding shares as of June 11, 2012.

(2)	Based upon the total number of issued and outstanding shares as of June 11, 2012, and including (i) 8,904,287 shares of common stock issuable upon conversion of the selling stockholders that own 8% preferred stock, (ii) 441,275 shares of common stock, issuable to the selling stockholders as payment for any dividends on the 8% preferred stock, (iii) 2,700,006 shares of our common stock issuable upon exercise of Series A warrants, (iv) 2,700,006 shares of our common stock issuable upon exercise of Series B warrants, (v) 8,904,287 shares of our common stock issuable upon exercise of Series C warrants, (vi) 4,452,144 shares of our common stock issuable upon exercise of the Series D warrants, (vii) 4,452,144 shares of our common stock issuable upon exercise of the Series E warrants, and (viii) 890,429 shares of our common stock issuable upon exercise of placement agent warrants.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have a history of operating losses and may not achieve or sustain profitability. We cannot guarantee that we will become profitable.  Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

We expect to experience substantial variations in our net sales and operating results from quarter to quarter.  As a result of fluctuations in our revenue and operating expenses that may occur, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of December 31, 2011 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring net losses and negative cash flows from operations and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate additional revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We are continually evaluating opportunities to raise additional funds through public or private equity financings, as well as evaluating prospective business partners, and will continue to do so. However, if adequate funds are not available to us when we need them, and we are unable to enter into some form of strategic relationship that will give us access to additional cash resources, we will be required to even further curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern.

If we fail to acquire and retain members, our revenue and business will be harmed.

We expect to spend approximately $4,319,715 on online marketing and advertising initiatives relating to member acquisition for the next twelve months and expect to continue to spend significant amounts to acquire additional members. We must acquire and retain members that purchase our deals in order to increase revenue and achieve profitability. We cannot assure you that the revenue from members we acquire will ultimately exceed the cost of acquiring members. If consumers do not perceive our offers to be of high value and quality or if we fail to introduce new and more relevant deals, we may not be able to acquire or retain members. If we are unable to acquire and retain members who purchase our deals in numbers sufficient to grow our business, or if members cease to purchase our deals, the revenue we generate may decrease and our operating results will be adversely affected.

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In addition, some of our new members are originated from word-of-mouth or other non-paid referrals including other members, and therefore we must ensure that our members will remain loyal to our service in order for us to continue receiving those referrals. If our efforts to satisfy our members are not successful, we may not be able to acquire new members in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new members. Further, we believe that our success is influenced by the level of communication and sharing among members. If the level of usage by our member base does not grow as expected, we may suffer a decline in member growth or revenue. A failure to acquire members or a significant decrease in the level of member usage after or the launch of our website would have an adverse effect on our business, financial condition and results of operations.

If we fail to initially attract merchants or fail to add new merchants after the launch of our website, our revenue and business will be harmed.

We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace. We currently do not have any long-term arrangements with the vendors to guarantee the availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms to the Company.  We must attract and then retain merchants in order to generate and increase revenue and achieve profitability. If merchants do not find our marketing and promotional services effective or do not believe that utilizing our services provide them with a long-term increase in customers, revenue or profit, they may not make, or continue to make, offers through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business resulting from several factors, including losses to competitors and merchant closures or bankruptcies. If we are unable to attract merchants in numbers sufficient to grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, we may sell fewer deals and our operating results will be adversely affected.

If our efforts to market, advertise and promote products and services from our merchants are not successful, or if merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profit, we may not be able to attract and retain merchants in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or accept lower margins in order to attract merchants. A failure to attract merchants, a significant increase in merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operation.

Our business is highly competitive.  Competition presents an ongoing threat to the success of our business.

The online group buying market is extremely competitive and we expect competition in e-commerce generally, and group buying in particular, to continue to increase because there are no significant barriers to entry. A substantial number of group buying sites that feature similar business models exist and may continue to emerge. In addition to such competitors, we expect to increasingly compete against other large internet and technology-based businesses, such as Amazon, Google and Microsoft, each of which has launched initiatives which are directly competitive to our business. We also expect to compete against other internet sites that are focused on specific communities or interests and offer discount arrangements related to such communities or interests. We also compete with traditional offline discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•	the size and composition of our member base and the number of merchants we feature;
•	the timing and market acceptance of deals we offer, including the developments and enhancements to those deals offered by us or our competitors;
•	member and merchant service and support efforts;
•	selling and marketing efforts;
•	ease of use, performance, price and reliability of services offered either by us or our competitors;

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•	our ability to cost-effectively manage our operations; and
•	our reputation and brand strength relative to our competitors.

Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger member bases than we do. These factors may allow our competitors to benefit from their existing customer or member base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger member bases or generate revenue from their member bases more effectively than we do. Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract members away from our websites, reduce our market share and adversely impact our revenue. In addition, we are dependent on some of our existing or potential competitors for banner advertisements and other marketing initiatives to acquire new members. Our ability to utilize their platforms to acquire new members may be adversely affected if they choose to compete more directly with us.

If we are unable to retain favorable terms with our merchants, our revenue may be adversely affected.

The success of our business depends in part on our ability to attract, retain and increase the number of merchants who use our service.  If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a higher percentage of the gross billings from each deal sold. This would adversely affect our revenue.

In addition, some competitors may accept lower margins, or negative margins, to attract attention and acquire new members. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the gross billings than we offer, we may be forced to pay a higher percentage of the gross billings than we offer, which may reduce our revenue.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or a decrease in member willingness to receive messages could adversely affect our revenue and business.

Our business will be highly dependent upon email and other messaging services. Deals offered through emails and other messages sent by us, or on our behalf by our affiliates, are expected to generate a substantial portion of our revenue. Because of the importance of email and other messaging services to our businesses, if we are unable to successfully deliver emails or messages to our members or potential members, or if members decline to open our emails or messages, our revenue and profitability would be adversely affected. Actions by third parties to block, impose restrictions on, or charge for the delivery of emails or other messages could also materially and adversely impact our business. From time to time, internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. In addition, our use of email and other messaging services to send communications about our website or other matters may result in legal claims against us, which if successful might limit or prohibit our ability to send emails or other messages. Any disruption or restriction on the distribution of emails or other messages or any increase in the associated costs would materially and adversely affect our revenue and profitability.

If our merchants do not meet the needs and expectations of our members, our business could suffer.

Our business will depend on providing high-quality luxury deals and our brand and reputation may be harmed by actions taken by merchants that are outside our control. Any shortcomings of one or more of our merchants, particularly with respect to delivery of products or an issue affecting the quality of the deal offered or the products or services sold, may be attributed by our members to us, thus damaging our reputation, brand value and potentially affecting our results of operations. In addition, negative publicity and member sentiment generated as a result of fraudulent or deceptive conduct by our merchants could damage our reputation, reduce our ability to attract new members or retain our current members, and diminish the value of our brand.

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Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior management and other key employees. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating the replacements into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how, and key employees.

Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our senior management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis.  Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find our recruiting and retention efforts more challenging. We will be seeking to hire a significant number of personnel, including certain key management personnel. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Our business is impacted by general economic conditions and related uncertainties affecting markets in which we operate.

General economic conditions, in particular conditions that impact consumer spending and construction and industrial activity, could adversely impact our business. These conditions could result in reduced demand for our deals, increased order cancellations and returns, an increased risk of excess and obsolete inventories and increased pressure on the prices of our products.

Difficult economic conditions could also increase the risk of extending credit to our retailers. Although we believe that our use of a commercial factor reduces such risk, the factor may at any time terminate or limit its approval of shipments to a particular customer, and the likelihood of the factor doing so may increase as a result of current economic conditions.  Such an action by the factor could result in the loss of future sales to the affected customer.

We depend on the continued growth of online commerce.

The business of selling goods and services over the internet, particularly through coupons, is dynamic and relatively new. Concerns about fraud, privacy and other problems may discourage additional consumers and merchants from adopting the internet as a medium of commerce. In order to expand our member base, we must appeal to and acquire members who historically have used traditional means of commerce to purchase goods and services and may prefer internet analogues to our offerings, such as the retailer’s own website. If these consumers prove to be less active than our earlier members, or we are unable to gain efficiencies in our operating costs, including our cost of acquiring new members, our business could be adversely impacted.

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Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet or other online services. These regulations and laws may involve taxation, tariffs, member privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our member base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We will post privacy policies and practices concerning the collection, use and disclosure of member data on our websites and applications. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of members or merchants and adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We may suffer liability as a result of information retrieved from or transmitted over the internet and claims related to our service offerings.

We may be, and in certain cases have been, sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our websites or service offerings we make available. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

We are subject to risks associated with information disseminated through our websites and applications, including consumer data, content that is produced by our staff and errors or omissions related to our product offerings. Such information, whether accurate or inaccurate, may result in our being sued by our merchants, members or third parties and as a result our revenue and goodwill could be materially and adversely affected.

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Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our websites and applications, and any significant disruption in service on our websites or applications could result in a loss of members, customers or merchants.

Members access our deals through our websites. Our reputation and ability to acquire, retain and serve our members and customers are dependent upon the reliable performance of our websites and the underlying network infrastructure. As our member base and the amount of information shared on our websites continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data centers and equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our member base or the amount of traffic on our websites grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our websites and applications, and prevent our members from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential members and merchants, which could harm our operating results and financial condition.

Our business depends on the development and maintenance of the internet infrastructure.

The success of our services depends largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone computers of the internet have been the targets of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

We will incur increased costs as a result of being a public company.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board (the “PCAOB”), impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in corporate governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

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Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to Ownership of Our Common Stock

Our common stock has a limited trading market, which could affect your ability to sell shares of our common stock and the price you may receive for our common stock.

Our common stock is currently traded on the OTCQB under the symbol “LUXR.” There is only limited trading activity in our securities. We have a relatively small public float compared to the number of our shares outstanding. Accordingly, we cannot predict the extent to which investors’ interest in our common stock will provide an active and liquid trading market. Due to our limited public float, we may be vulnerable to investors taking a “short position” in our common stock, which would likely have a depressing effect on the price of our common stock and add increased volatility to our trading market.  The volatility of the market for our common stock could have a materially adverse effect on our business, results of operations and financial condition. There cannot be any guarantee that an active trading market for our securities will develop or, if such a market does develop, will be sustained. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our common stock.

Our common stock is quoted only on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB. The OTCQB is a significantly more limited market than the New York Stock Exchange or The NASDAQ Stock Market. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock, and could have a long-term adverse impact on our ability to raise capital in the future.

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us.  We estimate that we will incur approximately $250,000 in costs in connection with compliance with the periodic reporting requirements required by the SEC on an annual basis.  If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we may be forced to deregister with the SEC.  If we file for deregistration, our common stock will no longer be listed on the OTCQB, and it may suffer a decrease in, or absence of, liquidity as after the deregistration process is complete, our common stock will only be tradable on the “Pink Sheets.”

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we will become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

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The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock.  In addition, our business strategy may include expansion through internal growth, by acquiring members email lists, or by establishing strategic relationships with targeted customers and vendor.  In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership.  We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

There may be future sales or other dilution of our common stock, including from the conversion of our 8% preferred stock, and the exercise of our warrants, which may materially adversely affect the market price of our common stock and negatively impact a holder’s investments.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exercisable for, or that represent the right to receive, common stock or any substantially similar securities. We may issue additional preferred stock, except, if it ranks senior to, or on parity with, our 8% preferred stock, we must obtain the consent of holders of our 8% preferred stock. In addition, quarterly dividends payable on our 8% preferred stock may be paid “in-kind,” at our option, in additional shares of 8% preferred stock. The market price of our common stock could decline as a result of sales of a large number of issuances of common stock, 8% preferred stock, warrants or similar securities in the market in the future or the perception that such issuances could occur. For example, if we issue preferred stock in the future that (i) has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, (ii) has voting rights that dilute the voting power of our common stock or (iii) is convertible into our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Each share of our 8% preferred stock is convertible into, and each warrant is exercisable for, at the option of the holder, shares of our common stock. The conversion or exercise of some or all of our 8% preferred stock or warrants, as applicable, will dilute the ownership interest of existing holders of our common stock. Any sales in the public market of our common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of the outstanding shares of our common stock or 8% preferred stock or warrants. In addition, the existence of our 8% preferred stock and warrants may encourage short selling or arbitrage trading activity by market participants because the conversion of our 8% preferred stock or exercise of our warrants could depress the price of our common stock.

Furthermore, grants of restricted common stock and options have been made to our officers and key employees under our management incentive and other employee incentive plans.

Together with these grants, there are currently outstanding 9,234,321 shares of our 8% preferred stock that are currently convertible into 9,243,321 shares of our common stock and warrants to purchase 25,089,915 shares of our common stock and 3,608,246 stock grants relating to various agreements. Upon the vesting of restricted shares, the conversion of our 8% preferred stock or the exercise of warrants and options, these securities would have a dilutive effect on our outstanding shares of common stock.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of its securities.

The market price of our common stock may be volatile and may be affected by market conditions beyond our control.

The market price of our common stock is subject to significant fluctuations in response to, among other factors:

•	variations in our operating results and market conditions specific to companies offering group-buying deals;
•	changes in financial estimates or recommendations by securities analysts;
•	the emergence of new competitors;
•	operating and market price performance of other companies that investors deem comparable;
•	changes in our board or management;

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•	sales or purchases of our common stock by insiders;
•	commencement of, or involvement in, litigation;
•	changes in governmental regulations; and
•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

We do not intend to pay dividends on our common stock for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on your investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our shares of common stock are “penny stock” and we are subject to Rule 15g-9 under the Exchange Act (the “Penny Stock Rule”). This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

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Until the conversion of our 8% preferred stock or the exercise of our warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Before converting shares of our 8% preferred stock, holders of our 8% preferred stock are not entitled to any rights with respect to our common stock (other than voting rights and rights to receive dividends or other distributions on our common stock), but they are subject to all changes affecting our common stock. In addition, holders of warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they also will be subject to all changes affecting our common stock. Even though holders of our 8% preferred stock vote on an as-converted basis with holders of our common stock, they will only be entitled to exercise all of the rights of a holder of our common stock upon conversion of their 8% preferred stock and only as to matters for which the record date occurs on or after the applicable conversion date and to the extent permitted by law, although they will be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of any stockholder action. Similarly, holders of our warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the warrants, the exercising warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, our 8% preferred stock will rank senior to our common stock but junior to all of our liabilities.

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, the holders of our 8% preferred stock may exercise their rights to convert all or a portion of stock into common stock. Each holder of 8% preferred stock that does not exercise its rights to convert shall be entitled to receive out of our assets, for each share of 8% preferred stock, cash in an amount equal to (i) the original issue price plus (ii) all accrued but unpaid dividends on the shares, before any payment or distribution shall be made on the common stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Corporation which by its terms is senior to the 8% preferred stock, if any.

Our 8% preferred stock is perpetual in nature.

Shares of our 8% preferred stock represent a perpetual interest in the Company and, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. Therefore, holders should be aware that they may be required to bear the financial risks of an investment in our 8% preferred stock for an indefinite period of time, unless such holders convert, at their option, their shares of 8% preferred stock into common stock.

A fundamental transaction with respect to us may trigger certain rights for the purpose of our 8% preferred stock.

The certificate of designations of our 8% preferred stock contains a covenant that if a “fundamental transaction”, as defined in the certificate of designations of our 8% preferred stock, occurs, then such event will be treated as liquidation for purposes of a liquidation preference in the certificate of designations. In which case, the holders of our 8% preferred stock may exercise their rights to convert all or a portion of stock into common stock. Each holder of preferred stock that does not exercise its rights to convert shall be entitled to receive out of our assets, for each share of preferred stock, cash in an amount equal to (i) the original issue price plus (ii) all accrued but unpaid dividends on the shares, before any payment or distribution shall be made on the common stock, but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Corporation which by its terms is senior to the 8% preferred stock, if any. Any change of control transaction with respect to the Company may also negatively affect the liquidity, value or volatility of our common stock and thereby negatively impact the value of our 8% preferred stock (and our warrants). Additionally, the provisions of our 8% preferred stock related to fundamental transactions could have the effect of discouraging third parties from pursuing certain transactions with us, which may otherwise be in the best interest of our stockholders.

The adjustment to the exercise price for warrants exercised in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will decrease the exercise price for warrants exercised in connection with such dilutive adjustment event. The decrease in the exercise price will be determined based on the date on which the dilutive event occurs or becomes effective and the price paid per share of our common stock in such dilutive event. The adjustment to the exercise price for warrants exercised in connection with a dilutive event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

Each holder of our 8% preferred stock, in preference and priority to the holders of all other classes of stock, shall be entitled to receive, with respect to each share of 8% preferred stock, dividends, commencing from the date of issuance of such share of preferred stock, at the rate of eight percent (8%) per annum. The 8% preferred stock dividends are cumulative, whether or not earned or declared, and are to be paid by us quarterly in arrears on the first business day of January, April, July and October in each year. The 8% preferred stock dividends are to be paid to each holder of 8% preferred stock in cash out of legally available funds. The 8% preferred stock dividends may also be paid in shares of common stock under certain circumstances.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares and warrants described in this prospectus. However, we may receive up to $10,301,634 upon the exercise of the warrants if the holders exercise them for cash. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements.

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DILUTION

We are not selling any of the shares of our common stock or 8% preferred stock in this offering. All of the shares sold in this offering will be held by the selling stockholders at the time of the sale, so that no dilution will result from the sale of the shares.

PENNY STOCK CONSIDERATIONS

Our common stock will be a penny stock, therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING STOCKHOLDERS

The common shares being offered for resale by the selling stockholders consist of 39,144,590 shares of our common stock that are issued and outstanding, including up to (i) 8,904,287 shares of common stock issuable upon conversion of the selling stockholders that own 8% preferred stock, (ii) 441,275 shares of common stock, par value $0.0001 per share, issuable to the selling stockholders as payment for any dividends on the 8% preferred stock, (iii) 5,700,012 shares of our common stock held by selling stockholders, (iv) 2,700,006 shares of our common stock issuable upon exercise of Series A warrants held by the selling stockholders at an exercise price of $0.30 per share, (v) 2,700,006 shares of our common stock issuable upon exercise of Series B warrants held by the selling stockholders at an exercise price of $0.30 per share, (vi) 8,904,287 shares of our common stock issuable upon exercise of Series C warrants held by the selling stockholders at an exercise price of $0.50 per share, (vii) 4,452,144 shares of our common stock issuable upon exercise of the Series D warrants held buy the selling stockholders at an exercise price of $0.35 per share, (viii) 4,452,144 shares of our common stock issuable upon exercise of the Series E warrants held buy the selling stockholders at an exercise price of $0.50 per share, and (ix) 890,429 shares of our common stock issuable upon exercise of placement agent warrants held by selling stockholders at an exercise price of $0.50 per share. These holders include investors in our private placements as of (A) November 8, 2011 and December 15, 2011 for the sale of an aggregate of (i) 5,400,012 shares of common stock, (ii) Series A warrants to purchase 2,700,006 shares of common stock and (iii) Series B warrants to purchase 2,700,006 shares of common stock, and (B) May 31, 2012 for the sale of units consisting of an aggregate of (i) 8,904,287 shares of 8% preferred stock, (ii) Series C warrants to purchase 8,904,287 shares of common stock, (iii) Series D warrants to purchase up to 4,452,144 shares of common stock, and (iv) Series E warrants to purchase up to 4,452,144 shares of common stock.

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The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Each selling stockholder’s percentage of ownership is based upon (i) 69,002,253 shares of common stock outstanding and (ii) 8,904,287 share of 8% preferred stock outstanding, as of June 11, 2012.

LuxeYard, Inc.

Selling Shareholders

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Percentage Beneficially Owned prior to Offering		Shares to Offer (1)		Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Amir Mireskandri (2)	19,316,719	28.0%		1,706,134	(3)	17,610,585	25.5%
Black Mountain Equities, Inc.	435,652	*		435,652	(4)	-	*
Braden Richter (5)	2,685,652	3.9%		435,652	(6)	2,250,000	3.3%
Capital Ventures International	2,622,620	3.8%		2,622,620	(7)	-	*
Core Energy Enterprises, Inc.	1,000,004	1.4%		1,000,000	(8)	-	*
Cranshire Capital Master Fund, Ltd.	1,306,955	1.9%		1,306,955	(9)	-	*
David S. Nagelberg	874,990	1.3%		699,988	(10)	175,002	*
Equity Highrise Inc.	916,671	1.3%		500,004	(11)	416,667	*
Erick Richardson	435,652	*		435,652	(12)	-	*
FireRock Capital, Inc.	2,439,988	3.5%		435,652	(13)	2,004,336	2.9%
HCP Opportunity Fund, L.P.	731,894	1.1%		731,894	(14)	-	*
Huttner 1999 Partnership Ltd.	4,549,125	6.6%		3,844,126	(15)	704,999	1.0%
Jeff A. Sater	500,004	*		500,004	(16)	-	*
Jeff Lamont	250,003	*		250,004	(17)	-	*
Jinsun, LLC	3,600,066	5.2%		1,101,733	(18)	2,498,333	3.6%
Jonathan Camarillo Trust	1,313,548	1.9%		980,214	(19)	333,333	*
Joseph R. Lee	500,004	*		500,004	(20)	-	*
Kay Holdings, Inc.	99,995	*		99,996	(21)	-	*
Kevin Lisman	250,003	*		250,004	(22)	-	*
Khaled Alattar (23)	5,811,578	8.4%		965,168	(24)	4,846,410	7.0%
Kingsbrook Opportunities Master Fund LP	871,305	1.3%		871,305	(25)	-	*
Lance Baral	205,870	*		199,988	(26)	5,882	*
Lee Bear I, LLC	783,336	1.1%		250,004	(27)	533,332	*
Mark Trotter	725,014	1.1%		725,012	(28)	-	*
Market Byte LLC Defined Benefit & Trust	250,003	*		250,004	(29)	-	*
Maxim Group LLC	2,368,457	3.4%		1,012,343	(30)	1,356,114	2.0%
Next View Capital LP	3,476,496	5.0%		3,476,496	(31)	-	*
Octagon Capital Partners LP	871,302	1.3%		871,302	(32)	-	*
Pergament Multi-Strategy Opportunities, LP	8,713,021	12.6%		8,713,021	(33)	-	*
Robert Gleckman	500,002	*		500,000	(34)	-	*
Robert Klinek $ Susan Pack JTWROS	1,000,004	1.4%		1,000,000	(35)	-	*
Schottenstein Capital Partners, L.P.	261,390	*		261,390	(36)	-	*
Sean Crowley	500,002	*		500,000	(37)	-	*
Silverrock II, Ltd.	1,056,114	1.5%		522,781	(38)	533,333	*
Sun Bear, LLC	783,336	1.1%		250,004	(39)	533,332	*
Sunrise Securities, Inc.	2,683,300	3.9%	(v)	178,086	(40)	2,504,314	3.6%
Thomas Hudson	250,003	*		250,004	(41)	-	*
Warberg Opportunistic Trading Fund L.P.	261,390	*		261,390	(42)	-	*
William W. Bartlett, Jr.	250,003	*		250,004	(43)	-	*
Total	75,451,471	69,002,253		39,144,590		36,305,972

* Less than 1%

(1)	Includes the shares of common stock and the shares underlying the warrants issued to investors in Private Placements that closed on November 8, 2011, December 15, 2011, and May 31, 2012, as well as common stock and the shares underlying the warrants issued to the placement agent in such financings.

(2)	Mr. Mireskandri is our Chairman of the Board. The shares held by Mr. Mireskandri are restricted stock subject to a Lock-Out/Leak Out Agreement dated November 8, 2011. The shares are restricted for nine months from November 8, 2011. Mr. Mireskandri’s shares are also subject to a Lock-Up Letter Agreement, dated May 31, 2012. Under this agreement the shares are restricted until December 31, 2012.

(3)	Includes (i) 417,416 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 208,708 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 208,708 shares of common stock issuable upon the exercise of the Series B Warrant, (iv) 285,714 shares of common stock issuable upon the conversion of the 8% preferred stock, (v) 285,714 shares of common stock issuable upon the exercise of the Series C Warrant, (vi) 142,857 shares of common stock issuable upon the exercise of the Series D Warrant, (vii) 142,857 shares of common stock issuable upon the exercise of the Series E Warrant, and (viii) 14,159 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(4)	Includes (i) 142,857 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 142,857 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 71,429 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 71,429 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 7,080 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(5)	Mr. Richter is our President, Chief Executive Officer and director. The shares held by Mr. Richter are restricted stock subject to a Lock-Up Agreement dated November 8, 2011. The shares are restricted for 18 months from November 8, 2011. Mr. Richter’s shares are also subject to a Lock-Up Letter Agreement, dated May 31, 2012. Under this agreement the shares are restricted until December 31, 2012.

(6)	Includes (i) 142,857 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 142,857 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 71,429 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 71,429 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 7,080 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(7)	Includes (i) 860,000 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 860,000 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 430,000 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 430,000 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 42,620 shares of stock issuable upon payment of dividends on the 8% preferred stock.

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(8)	Includes (i) 500,000 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 250,000 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 250,000 shares of common stock issuable upon the exercise of the Series B Warrant.

(9)	Includes (i) 428,572 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 428,572 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 214,286 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 214,286 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 21,239 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(10)	Includes (i) 349,994 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 174,997 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 174,997 shares of common stock issuable upon the exercise of the Series B Warrant.

(11)	Includes (i) 250,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 125,001 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 125,001 shares of common stock issuable upon the exercise of the Series B Warrant.

(12)	Includes (i) 142,857 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 142,857 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 71,429 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 71,429 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 7,080 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(13)	Includes (i) 142,857 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 142,857 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 71,429 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 71,429 shares of common stock issuable upon the exercise of the Series E Warrant, (v) 7,080 shares of stock issuable upon payment of dividends on the 8% preferred stock. Firerock Capital’s shares are also subject to a Lock-Up Letter Agreement, dated May 31, 2012. Under this agreement the shares are restricted until December 31, 2012.

(14)	Includes (i) 240,000 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 240,000 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 120,000 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 120,000 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 11,894 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(15)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant, (iv) 1,178,572 shares of common stock issuable upon the conversion of the 8% preferred stock, (v) 1,178,572 shares of common stock issuable upon the exercise of the Series C Warrant, (vi) 589,285 shares of common stock issuable upon the exercise of the Series D Warrant, (vii) 589,285 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 58,407 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(16)	Includes (i) 250,001 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 125,001 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 125,001 shares of common stock issuable upon the exercise of the Series B Warrant.

(17)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

(18)	Includes (i) 387,498 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 193,749 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 193,749 shares of common stock issuable upon the exercise of the Series B Warrant, (iv) 107,143 shares of common stock issuable upon the conversion of the 8% preferred stock, (v) 107,143 shares of common stock issuable upon the exercise of the Series C Warrant, (vi) 53,571 shares of common stock issuable upon the exercise of the Series D Warrant, (vii) 53,571 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 5,310 shares of stock issuable upon payment of dividends on the 8% preferred stock..

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(19)	Includes (i) 321,429 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 321,429 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 160,714 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 160,714 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 15,929 shares of stock issuable upon payment of dividends on the 8% preferred stock..

(20)	Includes (i) 250,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 125,001 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 125,001 shares of common stock issuable upon the exercise of the Series B Warrant.

(21)	Includes (i) 49,998 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 24,999 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 24,999 shares of common stock issuable upon the exercise of the Series B Warrant.

(22)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

(23)	The shares held by Mr. Alattar are restricted stock subject to a Lock-Up Agreement dated November 8, 2011. The shares are restricted for 18 months from November 8, 2011.

(24)	Includes (i) 482,584 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 241,292 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 241,292 shares of common stock issuable upon the exercise of the Series B Warrant.

(25)	Includes (i) 285,715 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 285,715 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 142,858 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 142,858 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 14,159 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(26)	Includes (i) 99,994 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 49,997 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 49,997 shares of common stock issuable upon the exercise of the Series B Warrant.

(27)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, and (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

(28)	Includes (i) 362,506 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 181,253 shares of common stock issuable upon the exercise of the Series A Warrant, and (iii) 181,253 shares of common stock issuable upon the exercise of the Series B Warrant.

(29)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, and (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

(30)	Includes (i) 300,000 shares of common stock in fees, and (ii) 712,343 shares of common stock issuable upon the exercise of the Maxim placement agent warrant. Maxim is a broker dealer.

(31)	Includes (i) 1,140,000 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 1,140,000 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 570,000 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 570,000 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 56,496 shares of stock issuable upon payment of dividends on the 8% preferred stock..

(32)	Includes (i) 285,714 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 285,714 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 142,857 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 142,857 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 14,159 shares of stock issuable upon payment of dividends on the 8% preferred stock..

22

(33)	Includes (i) 2,857,143 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 2,857,143 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 1,428,571 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 1,428,571 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 141,593 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(34)	Includes (i) 250,000 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 125,000 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 125,000 shares of common stock issuable upon the exercise of the Series B Warrant.

(35)	Includes (i) 500,000 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 250,000 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 250,000 shares of common stock issuable upon the exercise of the Series B Warrant.

(36)	Includes (i) 85,714 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 85,714 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 42,857 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 42,857 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 4,248 shares of stock issuable upon payment of dividends on the 8% preferred stock..

(37)	Includes (i) 250,000 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 125,000 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 125,000 shares of common stock issuable upon the exercise of the Series B Warrant.

(38)	Includes (i) 171,429 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 171,429 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 85,714 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 85,714 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 8,496 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(39)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, and (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

(40)	Includes 178,086 shares of common stock issuable upon the exercise of the Sunrise placement agent warrant for placement agent fees in connection with 8% preferred stock offering that closed on May 31, 2012. Sunrise Securities’ shares are also subject to a Lock-Up Letter Agreement, dated May 31, 2012. Under this agreement the shares are restricted until December 31, 2012. Sunrise is a broker-dealer.

(41)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, and (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

(42)	Includes (i) 85,714 shares of common stock issuable upon the conversion of the 8% preferred stock, (ii) 85,714 shares of common stock issuable upon the exercise of the Series C Warrant, (iii) 42,857 shares of common stock issuable upon the exercise of the Series D Warrant, (iv) 42,857 shares of common stock issuable upon the exercise of the Series E Warrant, and (v) 4,248 shares of stock issuable upon payment of dividends on the 8% preferred stock.

(43)	Includes (i) 125,002 shares of common stock purchased in the November 8, 2011 and December 15, 20011 private placements, (ii) 62,501 shares of common stock issuable upon the exercise of the Series A Warrant, (iii) 62,501 shares of common stock issuable upon the exercise of the Series B Warrant.

Except as disclosed in the table above, to our knowledge, none of the selling stockholders or beneficial owners:

●	has had a material relationship with us other than as a stockholder at any time within the past three years;

●	has ever been one of our officers or directors or an officer or director of our affiliates; or

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●	are broker-dealers or affiliated with broker-dealers.

With respect to those selling stockholders noted above who are or were affiliated with registered broker-dealers, each has represented to us that the shares being registered for resale were purchased in the ordinary course of business and, at the time of purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

24

DESCRIPTION OF BUSINESS

Business Overview

We function as a member-based online marketplace for luxury consumer products we source from merchants and offer to our members through our website via a “flash sale” or “daily deal” at deep discounts to retail prices.  In January 2012, our launched our website www.Luxeyard.com and began operations. We launched with the product line of home goods and furniture. On March 27, 2012, we launched LuxeStyle apparel line. Initially, we focused on household furnishings and goods such as furniture, lighting and bedding. We recently expanded into apparel and accessories.   As our member base and merchant selection increase, we expect to expand our offerings to include other consumer goods such as travel, gourmet food and beverages, consumer services events and gift cards.

Each week we conduct several “flash sale” events on our website in which we feature merchandise at steep discounts to suggested retail prices.  At the beginning of each event, members receive an email describing the featured products and directing them to our website to participate.  We list events on the member homepage of our website and each event remains on our site for three to five days, depending on demand and quantity offered.

In addition to flash sales, we also feature a “Daily Deal” whereby we offer a single product on our website for a 24 hour period.  Similar to flash sales, our members receive email notifications when deals commence, directing them to the member homepage for more details.  Unlike other deal of the day models, members are not required to purchase a minimum number of products before the deal becomes active.  In some cases, when our Group Buy feature is active, as more members participate in the deal, the purchase price decreases.

Members purchase products directly through our website via credit card and, in most cases, products ship directly from the merchant’s location to the member.

With our Concierge Buying program, we use a model similarly used by companies such as Facebook and Pinterest to determine customer wants. We then source the most popular products and offer those to the members via a sale that features special notifications and discounts for those who contributed to the process.

In April we began a Business to Business program through which we source containers of goods and sell them to retailers. The retailers are offered products prior to the arrival of the container shipments and any unsold items from the container shipment are then offered on our website.

We operate in an extremely competitive “flash sales” space within internet retail, which has experienced significant growth in the number of flash sales sites over the last 24 months, and in the amount of financial support by major private equity firms. We believe our company can distinguish itself in this environment based on consumer inter-activeness of the site, our dynamic marketing plan, supply chain expertise, and engagement of industry influences through our LuxeLife Trendsetter program. In addition, we are actively exploring strategic acquisitions, geographic expansion (including initiatives in India and Australia), and product line diversification, to position the company for revenue and profitability growth. Our success will depend, among other factors, on the company’s ability to acquire and retain active members in cost-efficient ways, attract merchants at favorable terms, and regularly introduce deals of high value, quality, and relevance to our members.

Our Corporate History and Background

We incorporated under the laws of the Delaware on December 31, 2007 under name “Top Gear, Inc.” From inception until the closing of the securities exchange (“Securities Exchange”) with LY Retail, LLC, a Texas limited liability company (“LY Retail-Texas”) on November 8, 2011, we sought to develop and commercialize a kosher certification service with a goal of becoming a leading kosher food certification organization.  During that time, we had no revenue and our operations were limited to capital formation, organization and development of our business plan.  As a result of the Securities Exchange, we ceased our prior operations and we now operate as an e-commerce marketplace that connects merchants to consumers by offering luxury goods and services at a discount.

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LY Retail-Texas was organized as a limited liability company under the laws of Texas on April 20, 2011. Immediately prior to the closing of the Securities Exchange, Amir Mireskandari and Khaled Alattar were the members of LY Retail-Texas.

On November 8, 2011 and concurrently with the Securities Exchange transaction, we formed a wholly owned subsidiary under name LY Retail, LLC (“LY Retail-CA”) in the State of California. All of the operating activity of the Company was transferred to LY Retail-CA and LY Retail-Texas ceased all activity.

Acquisition of LY Retail-Texas

On November 8, 2011, we completed the Securities Exchange whereby we acquired all of the issued and outstanding membership interests of LY Retail-Texas in exchange for 30,349,998 shares of our common stock which shares constituted approximately 52.43% of our issued and outstanding shares of common stock as of and immediately after the consummation of the Securities Exchange. As a result of the Securities Exchange, LY Retail-Texas became our wholly owned subsidiary and Amir Mireskandari and Khaled Alattar became our principal stockholders. The Securities Exchange was treated as a recapitalization effected through a securities exchange, with LY Retail-Texas as the accounting acquirer and the Company the accounting acquiree.

Reorganization and Spin-Out

On November 8, 2011 and immediately prior to the Securities Exchange, we (i) entered into a contribution and assumption agreement (the “Contribution and Assumption Agreement”) with TGRE SubCo, Inc., a Delaware corporation formed as our wholly owned subsidiary for the purposes of spinning out the operations of Top Gear, Inc. (“SpinCo”) pursuant to which we contributed all of our assets to SpinCo and SpinCo assumed all of our debts and other liabilities (the “Reorganization”); and (ii) immediately following the Reorganization, we entered into an agreement of sale (the “Agreement of Sale”) with Omri Amos Shalom (“Shalom”) and Akiva Bergman (“Bergman”), our former principal shareholders, pursuant to which we sold to Shalom and Bergman all of our interest in SpinCo in exchange for a total of 119,000,000 shares of our common stock held by Shalom and Bergman (the “Spin-Out”).  The shares of common stock acquired from Shalom and Bergman in the Spin-Out were cancelled following the Securities Exchange.

Financing Transactions

November 2011 Equity Offering

On November 8, 2011 and immediately following the Securities Exchange, we completed a private offering of units consisting of an aggregate of (i) 3,150,012 shares of our common stock, (ii) Series A warrants to purchase 1,574,998 shares of common stock which have a five-year term and an initial per share exercise price of $0.30, subject to adjustment as described below (the “Series A Warrants”), and (iii) Series B warrants to purchase 1,574,998 shares of common stock which have a five-year term and an initial per share exercise price of $0.60, subject to adjustment as described below (the “Series B Warrants”).  The price per unit was $0.20 for an aggregate purchase price of approximately $630,000.  As described below, approximately $217,500 of the Purchase Price was paid via the delivery to the Company of promissory notes previously issued by LY Retail-Texas to certain of its bridge investors (which such investors included the LY Retail-Texas Members).

•	Subscription Agreement. The units were offered and sold to the subscribers in the offering pursuant to a subscription agreement dated as of November 8, 2011.

Exchange of Bridge Notes.  Certain of the subscribers (each, a “Bridge Investor” and collectively the “Bridge Investors”) delivered promissory notes issued by LY Retail-Texas prior to the Securities Exchange (each, a “Bridge Note” and collectively the “Bridge Notes”) as payment of such Bridge Investor’s purchase price for the units.  To the extent the principal amount of a Bridge Investor’s Bridge Note was greater than such Bridge Investor’s purchase price for the units, the Company, on behalf of LY Retail-Texas, paid the remaining principal amount of such Bridge Note from the proceeds of the offering.  Accordingly, Bridge Notes in the aggregate principal amount of $217,500 were exchanged for units in the offering and the Company paid $62,500 of the remaining principal amount of the Bridge Notes to the Bridge Investors out of the proceeds from the offering.  As a result, the Bridge Notes are deemed to be cancelled and are of no further force and effect.

26

Antidilution Protection.  Subject to certain exceptions, if at any time during the twelve (12) months following the closing of the offering the Company issues or sells shares of its common stock at a price per share less than $0.30 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction), the Company is required to promptly thereafter issue to each subscriber following such new issuance that number of shares of its common stock equal to the greater of (I) zero and (II) the difference of (i) the quotient of (x) such subscriber’s purchase price divided by (y) the price per share of the new issuance, less (ii) the number of shares of common stock previously issued to such Subscriber pursuant to the Subscription Agreement (as adjusted for any stock dividend, stock split, stock combination or other similar transaction).

•	Warrants. The Series A Warrants have a five-year term and are exercisable for an aggregate of 1,574,998 shares of our common stock at an initial per share exercise price of $0.30, subject to adjustment as set forth below. The Series B Warrants have a five-year term and are exercisable for an aggregate of 1,574,998 shares of our common stock at an initial per share exercise price of $0.60 (the exercise price was reset to $0.30 effective May 1, 2012), subject to certain adjustment, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. In addition, subject to certain exceptions, if at any time after the closing date, the Company issues or sells any shares of its common stock at a price per share less than the exercise price of the applicable warrant, then immediately after such new issuance, the exercise price of the applicable warrant then in effect shall be reduced to an amount equal to the price per share of such new issuance. If the warrants are not registered with the Securities Act, the warrants can be exercised on a cashless basis.

•	Registration Rights Agreement. In connection with offering, we entered into a registration rights agreement with the subscribers granting the subscribers piggy-back registration rights with respect to the shares and the shares of common stock underlying the warrants.

•	Lock-Up Agreements. In connection with offering, we entered into lock-up agreements with each of Braden Richter, our newly appointed President and Chief Executive Officer and member of our Board of Directors, Kevin Walker, our newly appointed Chief Financial Officer, Chief Operating Officer and Secretary, Jerry Wilkerson, our newly appointed Chief Technology and Information Officer, Joshua Thompson, our newly appointed Chief Marketing Officer, and Khaled Alattar, one of our new principal stockholders, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen month period following the closing of the offering. In addition, we entered into a lock-up/leak-out agreement with Amir Mireskandari, our newly appointed Chairman of our Board of Directors and one of our new principal stockholders, pursuant to which he agreed not to transfer any of our capital stock held directly or indirectly by him for a nine month period following the closing of the offering and for the nine months thereafter to limit any transfers to 850,000 shares of common stock in any 30 day period and 170,000 shares of common stock on any single day.

December 2011 Equity Offering

On December 15, 2011 we completed a private offering of units consisting of an aggregate of (i) 2,250,016 shares of our common stock, (ii) Series A Warrants to purchase 1,125,008 shares of our common stock which have a five-year term and an initial per share exercise price of $0.30, subject to adjustment, and (iii) Series B Warrants to purchase 1,125,008 shares of our common stock which have a five-year term and an initial per share exercise price of $0.60 (the exercise price was reset to $0.30 effective May 1, 2012), subject to adjustment.  The price per unit was $0.20 for an aggregate purchase price of $450,000 (the “Purchase Price”). The subscribers are entitled to piggy-back registration rights with respect to the shares and the shares of common stock underlying the Warrants and other similar rights as the offering closed on November 8, 2011.

January 2012 Term Note

On January 25, 2012 we borrowed cash in the amount $25,000 from one of our shareholders. The loan bears 10 % annual interest and has a maturity of April 20, 2012.  The loan is evidenced by a promissory note. This note was converted to a debenture in the April 2012 financing.

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April 2012 Convertible Debentures

On April 24, 2012 we entered into several Debenture Purchase Agreements with certain investors whereby we issued and sold to the investors 10% Convertible Debentures which are convertible into shares of our common stock at a conversion price of $0.30 per share, subject to adjustment. The aggregate original principal amount of all Convertible Debentures is $2,915,000. Based on the aggregate original principal amount sold, the maximum number of common shares we may be required to issue is 9,716,667.

May 2012 Equity Offering

On May 31, 2012 we completed the sale of units pursuant to a Securities Purchase Agreement dated May 24, 2012. The units sold in the offering consisted of an aggregate of (i) 8,904,287 shares of our 8% preferred stock, (ii) Series C warrants to purchase 8,904,287 shares of our common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment, (iii) Series D warrants to purchase up to 4,452,144 shares of common stock which have a 90-day term and an initial per share exercise price of $0.35, subject to adjustment, and (iv) Series E warrants to purchase up to 4,452,144 shares of common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment. The price per unit was $0.35 for aggregate gross proceeds of approximately $3,116,500, which includes $225,000 from investors that converted existing debt into the offering. Maxim Group LLC was the placement agent for the offering.

Forward Split and Name Change

On November 30, 2011, the Board and the shareholders representing more than 50% of our common stock approved a 1:17 forward split and change in the Company’s name. The forward split was declared effective by Financial Industry Regulatory Authority, or FINRA, as of February 8, 2012. All share and per share amounts in this prospectus, and in the accompanying consolidated financial statements and notes thereto, reflect the forward split for all periods presented.

On January 9, 2012, we filed a Certificate of Amendment to our Articles of Incorporation to change the corporate name from “Top Gear, Inc.” to “Luxeyard, Inc.” The amendment was effective as of January 9, 2012. In connection with the name change, we have applied for a new trading symbol “LUXR” for the Company’s common stock, which is quoted on the OTC Bulletin Board. Both the name change and symbol change have been approved by FINRA and became effective as of February 13, 2012.

Asset Purchase Transaction

On February 22, 2012, LY Retail-CA completed an asset purchase of eOpulence, LLC, a New York limited liability Company (“eOpulence”) for an aggregate purchase price consisting of options to purchase 300,000 shares of the common stock of the Company under the Company’s 2012 Stock Option Plan at an exercise price of $0.30 per share. The options were issued to Antonio Lopez, the majority owner of eOpulence. We also entered into a lock-up agreement with Mr. Lopez pursuant to which he agreed not to transfer any of the options, or the common shares received as a result of his exercise of the options, for an eighteen month period following the closing of the transaction.

Increase in Authorized Shares

Effective May 2, 2012, the Company filed a Certificate of Amendment to its Articles of Incorporation to increase the total number of authorized shares from one hundred million (100,000,000) shares of which all were common stock, to five hundred fifty million (550,000,000) shares of which five hundred million (500,000,000) shares shall be common stock, par value $0.0001, and fifty million (50,000,000) shares shall be blank check preferred stock, par value $0.0001. The amendment was declared effective as of May 2, 2012.

Our Service

We conduct weekly “flash sale” events on our website in which we will feature merchandise from merchants at steep discounts to suggested retail prices.  At the beginning of each event, members will receive an email describing the featured products and directing them to our website to participate.  We list each event on the member homepage of our website.  Each event will remain on our site for three to five days, depending on demand and quantity offered.

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In addition to flash sales, we feature a “deal of the day” whereby we will offer a single product on our website for a 24 hour period.  Similar to flash sales, our members will receive email notifications when deals commence and will be able to view ongoing deals on the member homepage.  Unlike other deal of the day models, members are not required to purchase a minimum number of products before the deal becomes active.  Instead, as more members participate in the deal, the purchase price will decrease.

Members will purchase products directly through our website via credit card and, in most cases; products will ship directly from the merchant’s location to the member.  We do not intend to function as a warehouse for any of the products we offer.

Our objective is to become a premier web-based group buying retailer of luxury products at deep discounts to retail prices. Key elements of our strategy include the following:

Acquire and Retain Members.  We believe a strong member base is critical to the success of group buying platforms such as ours.  We believe that a large and loyal member base will enable us to attract merchants, expand our product offerings, negotiate better terms for our deals and become more selective in our offerings.  We will focus on member acquisition by sourcing members through email, our website, social network campaigns and other channels. As of June 12, 2012 we had approximately 665,600 members.

Attract Merchants.  In addition to a strong member base, we believe that attracting recognizable merchants is key to our success.  We believe that by offering products from recognizable merchants, we will be better able to acquire and retain members.  In addition, we believe products from recognizable merchants are more likely to result in higher sales volumes.  We also believe that featuring a variety of merchants will make our overall offerings more attractive to our members.  We have negotiated with merchants and we are featuring offerings from up to 15 different merchants upon the launch of our website.  As our member base grows, we intend to identify and feature additional merchants.

Expand Product Offerings.  Initially, we focused our offerings on household goods and related items and launched woman’s apparel in March.  As our member base and merchant selection increase, we plan to expand our offerings to include other items and services.  We anticipate that by offering a broad scope of products to our members, members will in turn make a greater proportion of their overall purchases through us.

Low Cost Provider. As an e-commerce market place, we do not suffer from high overhead costs associated with traditional brick-and-mortar retailers.  Also, unlike several of our competitors, we do not intent to hold inventory or incur warehousing costs.  Instead, we expect to depend on merchants to fulfill orders directly with our members.

Distribution

We are distributing our offerings directly to members through email, our website, and social networks.

Email.  We will send emails containing descriptions of each week’s flash sales and each deal of the day.  Members will be able to link directly from the email to the deals on our website to learn more and participate.

Websites.  Visitors will be prompted to register as a member when they first visit our website and thereafter use the website as a portal to view access and participate in our deals.

Social Networks.  We will publish our deals through various social networks such as Facebook and Twitter.  Notifications will be tailored to the particular format of each social networking platform.

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Marketing

We have increased our visibility, and are continuing to build our brand and source members through a variety of marketing initiatives, including search engine marketing, directory listing, social media marketing, referral programs and affiliate marketing, “pay per click” programs, news and reviews and email campaigns. We launched an extensive marketing campaign in November, 2011.

Search Engine Marketing. We intend to create an extensive keyword-rich home page and secondary pages to improve search engine rankings. We will first initiate an in-depth market analysis from which will reveal how the target audience and competitors currently interact online, who the key influencers are, and the ways to connect with our target audience in a transparent non-obtrusive fashion. Then we will seek to develop an understanding of how our business model, our target market, our competition, and our specific goals intersect and interact.  This critical business intelligence will focus on current and future trends in our industry. During this intelligence gathering we will also be able to specifically identify the underlying nature and extent of our business needs, competition, and desired outcome.  In addition we can identify any concerns we may have in regards to the types of development necessary for our web site, the effect of the marketing on our brand name, when we can expect results, and will also allow us to lay the strategic foundation for our ongoing social media marketing, pay per click and link building campaigns.

Social Media Marketing.  An effective social media marketing strategy involves strategic business intelligence gathering and a clear understanding of our industry, competitors and target market. Our social media identity and the venues in which we will create an extensive presence will be readily identified once we have clearly identified our target market and desired marketing approach. We will infiltrate various social media venues including but not limited to: social media sites such as Facebook and Twitter, trade organizations and associated blogs, RSS directories, discussion boards and forums, news/social aggregate sites, mashups, microblogging, online video and photo sharing, podcasting, product sharing, service sharing, public relations and social media releases, social networks, fan clubs, group applications, widgets, events and Wikipedia, where we will develop an extensive network of link building, bookmarking and tagging to our online destination. In the future we will also develop and utilize our internal forum so that our members can review our deals on our website.

Link Building and Affiliate Marketing.  We believe that one of the hardest parts of web marketing is building link recognition. Obtaining massive numbers of relevant “referral links” has become one of the central focuses of web marketing strategy. The ideal mixture of link building options will be selected to craft a customized link plan made for long run return on investment and high ranking results. We plan to use the following methods to obtain more referral links, including directory submission, article submission, social bookmarking, blog and forum review, affiliate / strategic partner links and forum activity.

Pay Per Click Marketing Solution.  Pay per click and run of network keyword marketing solutions drive highly interested traffic that provides us with the member base we require. By purchasing the proper keywords, we will be able to attract the value-added traffic to reach the quality traffic that is actively looking for what we sell at the exact time they are looking to buy. We will utilize both top-tier and long-tail keywords to identify potential traffic sources. We will then create closely related keyword groups and convert keyword groups into advertisement groups. We create landing pages that are relevant to our keywords and advertisement text.

Directory Listing. We will submit the website to all available (both paid and unpaid) directories in order to increase our presence online, and the number of back-links pointing to our site.

News/Reviews/RSS. We plan to submit internally created and user driven and paid-for news articles, review and RSS feeds to associated websites, blogs and news agencies to increase our audience and increase the number of referral links driving traffic to and increase the rankings of our pages.

Email Campaigns. We will develop and increase our member base through internal member development and member email lists acquisition. These email campaign will also alert existing members of currents events or sales to increase sales from our existing customers.

Press Release. We will submit official press releases to appropriate agencies of all developments and milestones reach by us. This will increase our presence online and increase our ranking in search engine positions.

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Operations

Our business operations are divided into the following core functions:

Identification of Luxury Deals

Sourcing.  We feature or plan to expand to the following types of products for our website:

•	Volume Discount Items – From time to time, merchants may have overstocked inventory or production lines that have excess capacity and therefore increase production that can be consumed regularly. These products are mostly cataloged, photography ready and have a market based pricing. We seek discounts of 40-60% of regular wholesale prices with a minimum number of units guaranteed by the merchant; and
•	Discontinued Items – This category primarily targets distributors. Products in this category may include excess inventory, retailer discontinued items and seasonal items. We contact such vendors seeking to dispose of such items on a mass scale; and
•	Original Equipment Manufacturers (OEM) – Wesource products with established brands on an OEM basis, with a strong focus on the value proposition and at times exclusive products for our website.

Sourcing Process.  The process of sourcing our offerings includes the following:

•	Vendor Negotiations – Our team of buyers will negotiate price reductions to regular wholesale prices based on commitments for product depth. We do not offer products unless merchants are committed to significant price discounts.
•	Securing Product – Vendors commit to availability of product when a product is featured. We will verify and confirm allocation or availability of products before featuring the product in a deal.
•	Price Comparisons – Our sourcing groups canvas retail and internet suppliers for price comparisons for similar products. We do not offer products unless there is a substantial discount to similar products.
•	Vendor Agreements – Vendor agreements play a crucial role in our business model. We leverage our group buying power to obtain extremely discounted pricing on luxury items. We obtain agreements with our vendors before featuring the vendor’s products on our website. We do not enter into formal agreements with our vendors. Instead, we intend to source products through individual purchase orders.

The E-Commerce Platform

We post deals on our website, via email and on social network websites. Daily deals are automatically sent to our members, “tweeted” to our Twitter account, and posted to our Facebook page.

Logistics & Shipping

Almost all items sold on our website are shipped directly from vendors to our member customers. We coordinate deliveries through package and “less than truckload” (LTL) delivery companies to achieve savings in rates for our members. Our member care department coordinates and monitors shipments from vendors to member customers. Members will be able to track shipments through our website.

Customer Service

We have a dedicated member care group with two primary functions. One is to answer questions about products, procedures and our business philosophy.  In addition, our member care group monitors shipments, delivery problems and handles other aspects of post purchase issues that arise.  All customer returns are sent directly to suppliers.  Member Care and Finance coordinate this process.

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Competition

In the past few years, the number of group buying sites has grown rapidly. The markets for the products that we offer are very competitive, are rapidly evolving and have relatively low barriers to entry. In addition to other online retailers, we compete with the physical stores, catalogs and websites of traditional offline retailers. Competition may increase in the future, which could require us to reduce prices, increase advertising expenditures or take other actions that may have an adverse effect on our operating results. We believe that competition in our market is based predominantly on:

•	price;
•	brand recognition;
•	product selection;
•	product availability;
•	ease-of-use of website; and
•	order delivery performance and customer service.

We compete with a variety of group buying websites such as GroupOn.com, Gilte.com, OneKingsLane.com and Woot.com.  In addition we will compete with multi-category retailers such as Google.com, Amazon.com, Overstock.com and Wal-Mart and specialty retailers or manufacturers. Many of our competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on our company.

We compete not only for members, but also for favorable merchant selection and product allocations. Some of our competitors could enter into exclusive distribution arrangements with our merchants and deny us access to their products, devote greater resources to marketing and promotional campaigns and devote substantially more resources to their website and systems development than us. In addition, some merchants whose products will be offered on our website may also sell their products directly to end-users.

We believe that we will enjoy the following competitive advantages:

•	Our management team has a proven record of success in launching internet startups and a successful experience in the home furnishings industry. Braden Richter, our President and Chief Executive Officer, has been an entrepreneur for over twenty-five years. We believe his knowledge of design and sales strategy gleaned from previous experience with leading U.S. furniture retailers will help us gain success in the luxury group-buying markets and in our negotiations with merchants.
•	We provide deeper discounts by delivering higher sales volume to merchants, thereby lowering prices for our members. We negotiate merchandise prices based on purchase or closeout volume and opportunity buys. Sourcing is price sensitive and low mark-up margins are strictly enforced, so that members will be benefit from low prices on our products.
•	We position our brand as a luxury website and offer products on an “exclusive” or “limited” basis which we believe makes providers of high-end products more comfortable in featuring their products on our website at reduced prices.
•	To maximize sales and ensure positive cash flow, we plan to leverage viral digital media marketing avenues with a particular emphasis on the social aspect of group buying.

Strategic Alliance

On April 16, 2012, we announced a strategic alliance with buyinvite, one of Australia's premier members-only private sale sites.  Our two companies will be launching joint sales events featuring each other's respective brands to a collective audience of over two million members.  buyinvite is one of Australia's leading flash retail websites with over 1.2 million members throughout Australia and New Zealand. It is the only 100 percent Australian owned and operated shopping club.

For Luxeyard, the partnership represents an international sales channel that extends its distribution to a new, scalable consumer marketplace. Under the agreement, buyinvite will operate sales featuring products from Luxeyard, exposing its members to a wide range of U.S. designer apparel, accessories and home furnishings.

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Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business.  Existing and future laws and regulations may impede our growth. These regulations and laws may cover taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the internet, e-commerce, digital content and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Properties

Our principal executive offices are located in 8884 Venice Blvd., Los Angeles, CA 90034.  As of the date of this prospectus, the properties listed below represented our materially important facilities. We believe that our properties are generally suitable to meet our needs for the foreseeable future. However, we will continue to seek additional space as needed to satisfy our growth.

Description of Use	Square Footage	Location	Term	Rent/Month
Corporate office facilities	2,000	Marina Del Rey, CA	From September 2011 through September 2012	$4,800
Warehouse and Office Facilities	5,313	Los Angeles, CA	March 1, 2012 to February 28, 2014	$9,564
Warehouse and Office Facilities	5,500	Brooklyn , New York	March 15, 2012 to March 13, 2013	$4,583
Corporate Apartment	980	New York, New York	April 3, 2012 to April 2, 2012	$2,695

Intellectual Property

We regard the protection of our copyrights, service marks, trademarks, trade secrets and other intellectual property rights as critical to our future success. We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. We have acquired and registered our domain names with regulatory bodies in an effort to protect these intellectual property rights. It is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

We do not have any trademarks as of the date of this prospectus.

Employees

As of June 13, 2012, we had 44 full-time employees. From time to time, we may hire additional workers on a contract basis as the need arises.

Legal Proceedings

On May 2, 2012, the Company and Pacific Capital Group, Inc. (“PCG”) executed a Memorandum of Understanding (the “MOU”) that contemplates PCG providing consulting services to the Company in exchange for an option to purchase shares of the Company.  In subsequent discussions and email correspondence, the parties have considered various quantities of shares to be subject to purchase by PCG, and the most recent amount under consideration was 2,000,000.  In emails between the Company and PCG, both parties have discussed whether “the deal is dead” without an investment from PCG and, to date, the parties have not resolved the number of shares PCG is eligible to purchase.  Accordingly, there are outstanding, unresolved disputes between the parties with respect to the MOU related to: (i) whether the MOU constitutes a binding agreement and, if so, (ii) the number of option shares, if any, subject to the MOU, and (iii) the scope of PCG’s consulting services contemplated by the MOU.

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MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCQB under the symbol LUXR. Our common stock had been quoted on the OTC Bulletin Board since March 2, 2011. From March 2, 2011 until February 12, 2012, we traded under the symbol TGRE. Effective February 13, 2012, our symbol changed to LUXR based on the forward split and name change. The following table sets forth the range of high and low bid quotations for the applicable period. These quotations as reported by the OTC Bulletin Board reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

Bid Quotation
Financial Quarter Ended	High ($)	Low ($)
Period April 1, 2012 to June 11, 2012	$2.16	$0.62
March 31, 2012	$0.90	$0.50
December 31, 2011	N/A	N/A
September 30, 2011	N/A	N/A
June 30, 2011	N/A	N/A
March 31, 2011 (since March 2, 2011)	N/A	N/A

Holders

At June 13, 2012, there were 69,002,253 shares of our common stock outstanding. Our shares of common stock are held by approximately 92 stockholders of record. At June 13, 2012, there were 8,904,287 shares of our 8% preferred stock outstanding. Our shares of 8% preferred stock are held by 19 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our Board of Directors has complete discretion on whether to pay dividends. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Each holder of our 8% preferred stock, in preference and priority to the holders of all other classes of stock, shall be entitled to receive, with respect to each share of 8% preferred stock, dividends, commencing from the date of issuance of such share of 8% preferred stock, at the rate of eight percent (8%) per annum. The 8% preferred stock dividends are cumulative, whether or not earned or declared, and are to be paid by us quarterly in arrears on the first business day of January, April, July and October in each year. The 8% preferred stock dividends are to be paid to each holder of 8% preferred stock in cash out of legally available funds. The 8% preferred stock dividends may also be paid in shares of common stock under certain circumstances.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our plan-based awards as of March 31, 2012.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	11,909,382	$0.25	1,095,618
Equity compensation plans not approved by security holders:	-	-	-
Total	11,909,382	$0.25	1,095,618

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended December 31, 2011 and 2010, as well as for the three month period ended March 31, 2012, and should be read in conjunction with our financial statements, and the notes to those financial statements that are included elsewhere in this Registration Statement.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We function as a member-based online marketplace for luxury consumer products we source from merchants and offer to our members through our website via a “flash sale” or “daily deal” at deep discounts to retail prices.  In January 2012, our launched our website www.Luxeyard.com and began operations. We launched with the product line of home goods and furniture. On March 27, 2012, we launched LuxeStyle apparel line. Initially, we focused on household furnishings and goods such as furniture, lighting and bedding. We recently expanded into apparel and accessories.   As our member base and merchant selection increase, we expect to expand our offerings to include other consumer goods such as travel, gourmet food and beverages, consumer services events and gift cards.

Each week we conduct several “flash sale” events on our website in which we feature merchandise at steep discounts to suggested retail prices.  At the beginning of each event, members receive an email describing the featured products and directing them to our website to participate.  We list events on the member homepage of our website and each event remains on our site for three to five days, depending on demand and quantity offered.

In addition to flash sales, we also feature a “Daily Deal” whereby we offer a single product on our website for a 24 hour period.  Similar to flash sales, our members receive email notifications when deals commence, directing them to the member homepage for more details.  Unlike other deal of the day models, members are not required to purchase a minimum number of products before the deal becomes active.  In some cases, when our Group Buy feature is active, as more members participate in the deal, the purchase price decreases.

Members purchase products directly through our website via credit card and, in most cases, products ship directly from the merchant’s location to the member.

With our Concierge Buying program, we use a model similarly used by companies such as Facebook and Pinterest to determine customer wants. We then source the most popular products and offer those to the members via a sale that features special notifications and discounts for those who contributed to the process.

In April we began a Business to Business program through which we source containers of goods and sell them to retailers. The retailers are offered products prior to the arrival of the container shipments and any unsold items from the container shipment are then offered on our website.

We operate in an extremely competitive “flash sales” space within internet retail, which has experienced significant growth in the number of flash sales sites over the last 24 months, and in the amount of financial support by major private equity firms. We believe our company can distinguish itself in this environment based on consumer inter-activeness of the site, our dynamic marketing plan, supply chain expertise, and engagement of industry influences through our LuxeLife Trendsetter program. In addition, we are actively exploring strategic acquisitions, geographic expansion (including initiatives in India and Australia), and product line diversification, to position the company for revenue and profitability growth. Our success will depend, among other factors, on the company’s ability to acquire and retain active members in cost-efficient ways, attract merchants at favorable terms, and regularly introduce deals of high value, quality, and relevance to our members.

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Recent Developments

Financing

April 2012 Convertible Debentures

On April 24, 2012 we entered into several Debenture Purchase Agreements with certain investors whereby we issued and sold to the investors 10% Convertible Debentures which are convertible into shares of our common stock at a conversion price of $0.30 per share, subject to adjustment. The aggregate original principal amount of all Convertible Debentures is $2,915,000. Based on the aggregate original principal amount sold, the maximum number of common shares we may be required to issue is 9,716,667.

May 2012 Equity Offering

On May 31, 2012 we completed the sale of units pursuant to a Securities Purchase Agreement dated May 24, 2012. The units sold in the offering consisted of an aggregate of (i) 8,904,287 shares of our 8% preferred stock, (ii) Series C warrants to purchase 8,904,287 shares of our common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment, (iii) Series D warrants to purchase up to 4,452,144 shares of common stock which have a 90-day term and an initial per share exercise price of $0.35, subject to adjustment, and (iv) Series E warrants to purchase up to 4,452,144 shares of common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment. The price per unit was $0.35 for aggregate gross proceeds of approximately $3,116,500, which includes $225,000 from investors that converted existing debt into the offering. Maxim Group LLC was the placement agent for the offering.

Increase in Authorized Shares

Effective May 2, 2012, the Company filed a Certificate of Amendment to its Articles of Incorporation to increase the total number of authorized shares from one hundred million (100,000,000) shares of which all were common stock, to five hundred fifty million (550,000,000) shares of which five hundred million (500,000,000) shares shall be common stock, par value $0.0001, and fifty million (50,000,000) shares shall be blank check preferred stock, par value $0.0001. The amendment was declared effective as of May 2, 2012.

Our Business

We have successfully launched our web site and our home furnishings and apparel divisions. Additionally, we have experienced significant growth in membership, which was approximately 665,600 on June 12, 2012. We are focused on strengthening our relationships with vendors/suppliers and forming strategic alliances with other web-based merchants who act as distribution partners.  During the next twelve months, we expect to take the following steps in connection with the further development of our business:

•	Continue scaling our marketing campaign to attract a high volume of quality members to our website. Marketing initiatives consist of search engine optimization, social media marketing, referral and affiliate marketing programs, pay-per-click search and display advertising and public relations;
•	Expand upon our member relations and communication activities, with email retention and activation campaigns, additional editorial content and Celebrity Trendsetter involvement that will increase our site traffic and build our brand;
•	Continue to improve upon the ability for our website to deliver a high-quality consumer ecommerce experience, the hallmark of which is access to luxury products at affordable prices for our members;
•	Identify and partner with more merchants whose products we want to feature on our website. We believe featuring a variety of merchants makes our marketplace more attractive to members;
•	Expand our product offering to include additional vertical market segments, which may include travel, gourmet food and beverages, consumer services, events and gift cards;
•	Acquire companies whose offerings are complementary to our categories and accretive to our revenue. We believe the flash sale category is ripe for consolidation, and as such we are in a position to pursue a strategic acquisition plan;

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•	Establish new domestic and international syndication partnerships with companies whose existing customer base can extend the distribution of our products;
•	Build on the momentum of our Concierge Buying and Group Buy features, which currently differentiate us and we believe hold tremendous value as consumers increasingly leverage their collective buying power to identify, share and pay for products at the intersection of social, mobile and ecommerce technologies; and
•	Expand our business-to-business operation into a key market differentiator and one that will scale on the basis of our ability to source products for thousands of smaller vendors.

Over the next twelve months, we anticipate expenses of up to $9,604,248 in general, administrative and corporate expenses and we expect revenue of up to $14,512,311. The extent of such expenses and revenues will depend upon the successful implementation of our financing strategy and the acceleration of our business plan.

We raised approximately $1,080,000 in gross proceeds during 2011 through two equity offerings, and we have raised approximately $6,031,500 through the offering of equity and debt so far during 2012. We expect to continue to finance our operations primarily through existing cash, profits from normal operations and equity and/or debt financing in the future.  If we do not obtain additional funding, we will continue to operate on a reduced budget until such time as more capital is raised. We believe that we could operate with our current cash on hand while satisfying any shortfall in cash flow with income that will be generated after the launch of our website.  However, to effectively implement our business plan, we need to obtain financing.

If we obtain additional financing, we would expect to accelerate our business plan and increase our advertising and marketing budget, hire additional staff members, and increase operations all of which we believe would result in the generation revenue and development of our business. We also plan to expand our web presence by acquiring web-based merchants or by forming strategic alliances with other internet companies both domestic and international.

Results of Operations

Results of Operations for the Three Month Ended March 31, 2012

For the three months ended March 31, 2012, we had revenues of $155,089 compared to revenue of $2,038 at December 31, 2011. The increase is mainly brought about by the official launch of our web site in January and the launch of our apparel line in February. Our net operating loss for March 31, 2012 was $2,161,161 which was mainly brought about by advertising and marketing expenses of $620,417, increase in the number of our employees from 11 to 40 as of March 31, 2012 and the recognition of an impairment loss of $192,753 on assets acquired from eOpulence, LLC. Our net loss for the three months ended March 31, 2012 was $8,522,657 which includes a $6,294,694 derivative loss from our outstanding warrants and the embedded conversion options in our Convertible Debentures since these qualified for derivative accounting treatment as a result of reset provisions in the exercise/conversion prices of these financial instruments. As of March 31, 2012, we had total current assets of $285,326 and total current liabilities of $340,519 compared to total current asset of $326,842 and total current liabilities of $231,333 at December 31, 2011.

Results of Operations for the Year Ended December 31, 2011

We have conducted minimal operations during the fiscal year ended December 31, 2011 and we have generated revenues of $2,038 during this period.  We had net losses of $1,038,447 for fiscal 2011. Our auditor has expressed doubt as to whether we will be able to continue to operate as going concern due to the fact that we have had limited revenues since inception and will need to raise capital to further our operations.

Liquidity and Capital Resources

As of March 31, 2012 we had cash of $204,153 compared to cash of $304,400 (of which $150,000 was restricted) on December 31, 2011.  Our primary uses of cash were for marketing expenses, employee compensation, and working capital. The main sources of cash were from the proceeds from the private offering of its securities and from the issuances of debt in the form of debentures. . The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

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☐	An increase in working capital requirements,
☐	Our plans to acquire additional web-sites and compatible businesses
☐	Infrastructure Improvements
☐	Addition of administrative and sales personnel as the business grows,
☐	Increases in advertising, public relations and sales promotions as we commence operations,
☐	Development of new members and market initiation, and
☐	The cost of being a public company and the continued increase in costs due to governmental compliance activities.

 The following summarizes the key components of the Company’s cash flows for the first quarter 2012 and for fiscal 2011:

	Q1 2012	Fiscal 2011
Cash flows used in operating activities	$(1,965,485)	(713,780)
Cash flows used for investing activities	45,238	(17,564)
Cash flows from financing activities	1,970,000	885,744
Net increase in cash and cash equivalents	$49,753	154,400

We plan to fund our activities during 2012 and beyond through the sale of debt or equity securities or bank financing. Under the terms of the private placements that we closed in 2011 and 2012, we are subject to certain provisions, including participation rights and antidilution clauses, which could affect our ability to obtain additional financing. We cannot be certain that such funding will be available on acceptable terms or available at all. To the extent that we raise additional funds by issuing debt or equity securities or through bank financing, our stockholders may experience significant dilution. If we are unable to raise funds when required or on acceptable terms, we may have to significantly scale back, or discontinue, our operations.

Going Concern

Our financial statements have been prepared on a going concern basis. As of March 31, 2012, we have generated minimal revenues since inception.  We expect to finance our operations primarily through our existing cash, our operations and any future financing.  However, there exists substantial doubt about our ability to continue as a going concern because we will be required to obtain additional capital in the future to continue our operations and there is no assurance that we will be able to obtain such capital, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted. Therefore, there is substantial doubt as to our ability to continue as a going concern. Our ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

Critical Accounting Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider cash on hand and demand deposits with original maturities of three months or less as cash and cash equivalents for the purpose of the statement of cash flows. As of March 31, 2012 we had $205,153 in cash compared to $154,400 in cash at December 31, 2011.

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Share-Based Payments

The Company accounts for share-based awards to employees in accordance with FASB ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period). The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model.

Share-based awards to non-employees are accounted for in accordance with ASC 505-50, wherein such awards are expensed over the period in which the related services are rendered at their fair value.

Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Management Consideration of Alternative Business Strategies

In order to continue to protect and increase shareholder value management believes that it may, from time to time, consider alternative management strategies to create value for the company or additional revenues.  Strategies to be reviewed may include acquisitions; roll-ups; strategic alliances; joint ventures on large projects; and/or mergers.

Management will only consider these options where it believes the result would be to increase shareholder value while continuing the viability of the company.

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DIRECTORS AND EXECUTIVE OFFICERS

Our directors, executive officers and key employees are listed below. The number of directors is determined by our board of directors. All directors hold office until the next annual meeting of the board or until their successors have been duly elected and qualified. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Directors and Executive Officers

On November 8, 2011, in connection with the closing of the Securities Exchange, Shalom and Bergman resigned from our Board of Directors and as officers of the Company.  Also effective upon the closing of the Securities Exchange, Amir Mireskandari and Braden Richter were appointed to our Board of Directors to fill the vacancies created by the resignations of Shalom and Bergman.  In addition, our Board of Directors appointed Mr. Richter to serve as our President and Chief Executive Officer, Mr. Walker as our Chief Financial Officer, Chief Operating Officer and Secretary, Jerry Wilkerson as our Chief Technology and Information Officer and Joshua Thompson as our Chief Marketing Officer, all effective immediately upon the closing of the Securities Exchange.

On December 20, 2011, the Company and Mr. Kevin Walker mutually agreed upon the termination of Mr. Walker’s employment as Chief Financial Officer, Chief Operating Officer and Secretary of the Company. The Board of Directors of the Company approved the termination on February 8, 2012. There was no disagreement between Mr. Walker and the Company on any matter relating to the Company’s operations, policies or practices that resulted in his termination as the Chief Financial Officer, Chief Operating Officer and Secretary of the Company.

On February 8, 2012, the Board appointed Margot Ritcher as the Chief Financial Officer and Secretary and Steve Beauregard as the Chief Operating Officer of the Company effective January 9, 2012 and December 1, 2011, respectively.

On March 12, 2012, the Board appointed Jack Guerrero as Investment Relations Officer.

The following sets forth information about our directors and executive officers as of the date of this prospectus:

Name	Age	Position	Since
Amir Mireskandari	42	Chairman	November 2011
Braden Richter	40	President, Chief Executive Officer and Director	November 2011
Margot Ritcher	62	Chief Financial Officer and Secretary	January 2012
Steve Beauregard	47	Chief Operating Officer	December 2011
Jerry Wilkerson	39	Chief Technology and Information Officer	November 2011
Joshua Thompson	34	Chief Marketing Officer	November 2011
Jack M. Guerrero	38	Investment Relations Officer	March 2012

Amir Mireskandari was appointed as Chairman of our Board of Directors on November 8, 2011.  Mr. Mireskandari was formerly the controlling member of our subsidiary, LY Retail-Texas, since its formation.  Mr. Mireskandari founded Miresco Investment Services in 1999 and currently serves as its President and Chief Executive Officer.  Miresco focuses on sales and distribution of home furnishings, distressed asset and distressed retail operations.  Mr. Mireskandari also serves as Chief Executive Officer of Retail Management Partners, a company formed in 2010 for the purpose of operating the concessions of the high-end home furnishings, accessories, rugs, and art departments of The Great Indoors, a division of Sears.  Mr. Mireskandari is also a member of the Board of Directors of The Lugano Group Incorporated, a FINRA broker-dealer that concentrates on frontier markets, which he co-founded in 1995.  The Lugano Group offers securities brokerage, financial advisory, and investment promotion services to global institutions.  Mr. Mireskandari also co serves as Chairman of the Board of Directors of Glenmont Ventures, a boutique private equity firm he co-founded 2009.  Mr. Mireskandari holds the FINRA General Securities Representative (Series 7) and Principal (Series 24), Financial and Operations Principal (Series 28), and Uniform Securities Agent (Series 63) licenses. He earned his BBA and MBA in International Business from George Washington University.  He completed postgraduate studies in Management at Harvard Business School.  We believe Mr. Mireskandari’s extensive experience in the luxury home furnishings industry and his capital markets knowledge will enable him to provide valuable insight as we seek to implement our business plan and raise capital to fund our operations.

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Braden Richter was appointed President, Chief Executive Officer and Director of the Company on November 8, 2011.  Mr. Richter has served as the President and Chief Executive Officer of our subsidiary, LY Retail-Texas, since September 2011.  Prior to his engagement by LY Retail-Texas, Mr. Richter served as President, Chief Executive Officer and/or as a member of the boards of directors of several privately held companies, including Archetype Design, Richter Furniture MFG and Richter Studio. He developed and personally designed trendsetting brands while managing factories with up to 2500 employees.  Mr. Richter currently serves on the board of directors for Archetype Design, a company he founded in 2009 which has become one of the largest furniture manufactures on the west coast.  Mr. Richter is also a partner and acting merchandise director of Jaxon International, a retail company based in Los Angeles.  We believe Mr. Richter’s twenty-year career in the home furnishing industry, his entrepreneurial spirit and his extensive experience in product designs and sale strategy will enable him to provide strong leadership and strategic vision to the Company.

Margot Ritcher was appointed as the Company’s Chief Financial Officer and Secretary effective January 9, 2012. From August 2007 to January 2012, she served as interim controller and management consultant of Arcadian Management Company where she was responsible for financial reporting, interfacing with external CPA's and regulatory agencies, Tax and Regulatory compliance. Prior to Arcadian, Ms. Ritcher ran an executive management consulting practice for companies including USA Broadband, CBRE Richard Ellis, People Support, Paycom, LLC, SpotRunner, and Nextwave Telecommunications. She also served as Controller of DirecTV domestic and worked her way up to Vice President of Business for DirecTV International. During her 9 year tenure, she helped take DirecTV from 20 employees and no revenue to over 2,000 employees and $9 billion in revenues.

Margot began her career as a CPA for Coopers and Lybrand and for Deloitte, Haskins and Sells in Tucson, Arizona.  She has an MBA in Marketing from Regis University in Denver, Colorado and she holds two undergraduate degrees in accounting and management information systems from the University of Arizona.

Steve Beauregard was appointed as the Company’s Chief Operating Officer and head of Emerging Categories effective December 1, 2011. Prior to joining the Company, Mr. Beauregard was President and Founder of REGARD Solutions Corp, a successful mobile, social and eCommerce development firm for multi-channel retailers and venture backed start-ups.  He was the driving force behind bringing on key accounts such as Sony Pictures, Coffee Bean & Tea Leaf, J Hilburn, Ray-Ban, Wells Fargo, Harbor Freight Tools, DIRECTV, and Burlington Coat Factory.  In 2003, Mr. Beauregard was an early pioneer in offshore development opening a REGARD office Nagpur, India.  In 2007, he formed software incubator REGARD Ventures Solutions help early-stage entrepreneurs reach venture viability.  Mr. Beauregard was featured in Entrepreneur Magazine (9/07), is often quoted in trade rags, has spoken at international mobility conferences and is a frequent guest speaker on entrepreneurship at numerous southern California universities including USC, UCLA and Pepperdine. He holds two BS degrees in Computer Science and Accounting from Frostburg State University and studied Computer Engineering in the Master’s program at Johns Hopkins University.

Jerry Wilkerson was appointed Chief Technology and Information Officer of the Company on November 8, 2011.  Mr. Wilkerson has served as chief technical & information officer of our subsidiary, LY Retail-Texas, since September 2011.  He also owns his own retail ecommerce business since 2002.  Mr. Wilkerson brings us a wealth of knowledge and experiences in the web development and information technology sector.  Throughout his career, Mr. Wilkerson has been involved in various technology position and retail management along with familiarity with several ecommerce platforms.  Mr. Wilkerson has extensive Microsoft training along with in depth information technology training.  He has over twenty years’ experience in programming, focusing on web design, since 1999.

Joshua Thompson was appointed Chief Marketing Officer of the Company on November 8, 2011.  Mr. Thompson has served as chief marketing officer of our subsidiary, LY Retail-Texas, since September 2011.  He spent most of his early career in brand development and marketing at Legal Match from May 2001 through 2011.  Mr. Thompson has extensive experience in brand development and marketing campaigns.  He graduated from Humboldt State University with a Bachelor of Science degree in Business Administration in 2000.

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Jack M. Guerrero was appointed Investor Relations Officer of the Company on March 12, 2012. He is also serving as Vice President of Finance. From 2010 to prior to joining the Company, he was an investment banker with William & Henry Associates in Los Angeles, where he focused on mergers & acquisitions and sell-side advisory in the middle market. Between 2007-2010, Mr. Guerrero worked with the Transaction Advisory Practice at Ernst & Young LLP in San Francisco, where he managed financial due diligence for private equity firms and corporate acquirers. Prior thereto, Mr. Guerrero was a Manager with the American Express Company and a practicing CPA with KPMG LLP. He received a BA in Economics from Stanford University, and an MBA from Harvard Business School.

Significant Employees

In connection with the asset purchase from E-Opulence, Christian Vega was appointed the Chief of Business Develop of LY Retail-CA effective February 29, 2012. On March 12, 2012, we appointed Tony Winders as Executive Vice President of Revenue of LY Retail. We consider Mr. Vega and Mr. Winders as significant employees of the Company.

Name	Age	Position	Since
Christian A Vega	24	Chief of Business Development Officer of LY Retail-CA	February 2012
Tony Winders	43	Executive Vice President of Revenue of LY Retail-CA	March 2012

Christian A Vega became the LY Retail-CA’s Chief of Business Development on February 29, 2012. Prior to this Mr. Vega was the CEO of E-Opulence, a fashion based flash sale ecommerce company. He was the founder and creative force both on the technology and brand development of the company. Mr. Vega began his career with Cross Cultural Solution, volunteering for NGO in India. In 2008 Mr. Vega was Executive Manager of Strategies and Accounts for Force Marketing where he opened their first office in Massachusetts and then expanded their territory to New York and New Jersey. In 2009 Mr. Vega was an operations specialist at Mercedes distribution where he was heavily involved on the logistics side of ecommerce, after which Mr. Vega was an associative consultant with the World Trade Center Memorial Museum, opening and maintaining their first ever “Preview” site of the memorial museum until he founded eOpulence in October 2010. He studied Bio-Medical engineering at university but did not complete his degree as business opportunities and his entrepreneurial spirit trumped his interest in medicine.

Tony Winders became Executive Vice President of Revenue effective March 12, 2012. Prior to joining the company, Mr. Winders was vice president, marketing at ValueClick, Inc. As a member of its media division management team from June, 2003 to November, 2010, his marketing leadership helped establish the company as one of the largest and most respected display advertising and lead generation networks in the world. He was previously vice president, sales and marketing at pay-per-click search engine Search123, which ValueClick acquired in 2003. An early pioneer of online marketing and advertising, Mr. Winders co-founded InterActive Agency, Inc. (iAgency) in 1995, and served as its president until 2002. At iAgency, he devised online marketing strategies for dozens of consumer entertainment, ecommerce and technology brands, including Zappos.com, Coca Cola, Warner Bros. Studio Store, Universal Studios Online, SegaSoft, Symantec and Hollywood Online. He began his career in public relations in the early 1990s as an account executive at Paladino & Associates Public Relations in Hollywood and then as director of client programs as at Murphy/O’Brien Communications in Beverly Hills. Mr. Winders holds a Bachelor of Science degree in public relations from the University of Central Missouri.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

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•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

The former members of our Board of Directors adopted a Code of Ethics applicable to our principal executive, financial and accounting officers on January 13, 2011.  Although our newly appointed executive officers are subject to this Code of Ethics, the newly appointed members of our Board of Directors intend to adopt of new Code of Ethics.  However, no formal steps have been taken by the Board of Directors in this regard.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding each element of compensation that paid or awarded to the named executive officers for the years ended December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary($)	Bonus	All Other Compensation ($)	Total ($)
Braden Richter	2011	$69,230	$0	$0	$69,230
President and Chief Executive Officer	2010	$-	$-	$-	$-

Steve Beauregard	2011	$5,770	$0	$0	$5,770
Chief Operating Officer

Jerry Wilkerson	2011	$37,500	$0	$0	$37,500
Chief Technology and Information Officer	2010	$-	$-	$-	$-

Joshua Thompson	2011	$31,250	$0	$0	$31,250
Chief Marketing Officer	2010	$-	$-	$-	$-

Omri Amos Shalom	2011	$0	$0	$0	$0
Former Chief Executive Officer, Chief Financial	2010	$0	$0	$0	$0
Officer and Director

Akiva Bergman	2011	$0	$0	$0	$0
Former Secretary and Director	2010	$0	$0	$0	$0

Kevin Walker	2011	$40,000	$0	$0	$40,000
Former Chief Financial Officer, Chief Operating Officer and Secretary	2010	$-	$-	$-	$-

Employment Agreements

On November 8, 2011, we entered into an employment agreement with LY Retail-CA, and Braden Richter, as our President and Chief Executive Officer, effective November 23, 2011, for a period of five years until November 22, 2016. We agreed to pay a base salary of $300,000 per annum during the term with an annual cumulative increase of not less than 4% and bonus under certain conditions. Pursuant to the agreement, Mr. Richter was also granted an option to purchase 1,950,000 shares of our comment stock under the stock option plan.

On November 8, 2011, we entered into an employment agreement with LY Retail-CA and Steve Beauregard, as our Chief Operating Officer, effective December 1, 2011, for a period of three years until November 30, 2014. We agreed to pay a base salary of $175,000 per annum, provided that, if the Company meets its fiscal goals for the previous year, Mr. Beauregard shall be paid the sum of $200,000 for the second year of the term and $250,000 for the third year of the term. Mr. Beauregard will be also designated as a participant in the bonus plan of $300,000 which will be shared amongst the participants. Pursuant to the agreement, Mr. Beauregard was also granted an option to purchase 1,950,000 shares of our comment stock under the stock option plan.

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On November 8, 2011, we entered into an employment agreement with LY Retail-CA and Jerry Wilkerson, as our Chief Technology Officer, effective December 1, 2011, for a period of three years until November 30, 2014. We agreed to pay a base salary of $150,000 per annum, provided that, if the Company meets its fiscal goals for the previous year, Mr. Wilkerson shall be paid the sum of $200,000 for the second year of the term. For each year thereafter, the Board shall review such base salary and shall provide a minimum of 4% annual increase in its discretion. Mr. Wilkerson will be also designated as a participant in the bonus plan of $300,000 which will be shared amongst the participants. Pursuant to the agreement, Mr. Wilkerson was also granted an option to purchase 1,950,000 shares of our comment stock under the stock option plan.

On November 8, 2011, we entered into an employment agreement with LY Retail-CA and Joshua Thompson, as our Chief Marketing Officer, effective December 1, 2011, for a period of three years until November 30, 2014. We agreed to pay a base salary of $125,000 per annum with an annual cumulative increase of not less than 4% at the discretion of the Board. Mr. Thompson will be also designated as a participant in the bonus plan of $300,000 which will be shared amongst the participants. Pursuant to the agreement, Mr. Thompson was also granted an option to purchase 1,950,000 shares of our comment stock under the stock option plan.

On February 27, 2012, we entered into an employment agreement with LY Retail-CA and Christian Vega, as our LY Retail-CA’s Chief of Business Development, effective February 27, 2012, for a period of three years until February 20, 2015. We agreed to pay a base salary of $110,000 per annum during the term with increase to $150,000 on attainment of certain milestones. Pursuant to the agreement, Mr. Vega was also granted an option to purchase 200,000 shares of our common stock.

On March 12, 2012, we entered into an employment agreement with LY Retail-CA, and Tony Winders, as Executive Vice President of Revenue of LY Retail-CA, effective March 12, 2012, for a period of three years until March 11, 2015. We agreed to pay a base salary of $120,000 per annum during the term with an increase to $132,500 per annum based the attainment of certain milestones and an increase to $150,000 based on certain milestones. Mr. Winders shall be designated as a participant in the Company’s Key Employee Cash Bonus Plan. Such bonus pool of was raised to from $300,000 to $500,000 with the addition of new participants. Pursuant to the agreement, Mr. Winders was also initially granted an option to purchase 250,000 shares of our common stock and will be granted an additional 250,000 on attainment of certain milestone.

Pursuant to the agreements, all the above executives are also entitled to other standard benefits such as insurance plan, vacation and reimbursement of reasonable out-of-pocket expenses.

Severance Agreement

In connection with the termination of Kevin Walker as our executive officer, we entered into a severance agreement with LY Retail-Texas and Kevin Walker on December 20, 2011 pursuant to which we agreed to pay to Mr. Walker any unpaid salary, unreimbursed expenses and a severance payment. The severance payment equals to three months of Mr. Walker’s base salary and is payable in two installments of $13,333.33 and $11,688 for a sum of $38,352. In addition, Mr. Walker was granted an option to purchase 400,010 shares of our common stock under our stock option plan.

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Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Braden Richter		1,950,000	1,300,000	$0.20	10/1/21
Joshua Thompson		1,950,000	1,300,000	$0.20	9/26/21
Jerry Wilkerson		1,950,000	1,300,000	$0.20	9/26/21
Steve Beauregard		1,950,000	1,300,000	$0.20	11/1/21
Kevin Walker		400,010		$0.20	9/26/21

Director Compensation

The Company has not compensated any of its directors for service on the Board of Directors. Management directors are not compensated for their service as directors; however they may receive compensation for their services as employees of the Company. The compensation received by our management directors is shown in the “Summary Compensation Table” above.

2012 Stock Option Plan

On February 24, 2012, the Board and majority shareholders of the Company approved the Luxeyard, Inc. 2012 Stock Option Plan (the “Plan”). The Plan gives us the ability to grant stock options, restricted stock, stock appreciation rights (SARs), and other stock-based awards (collectively, “Awards”) to employees or consultants of the Company or of any subsidiary of the Company and to non-employee members of our advisory board or our Board of Directors or the board of directors of any of our subsidiaries. Our Board of Directors believes that adoption of the Plan is in the best interests of our company and our stockholders because the ability to grant stock options and make other stock-based awards under the Plan is an important factor in attracting, stimulating and retaining qualified and distinguished personnel with proven ability and vision to serve as employees, officers, consultants or members of the Board of Directors of our company and our subsidiaries, and to chart our course towards continued growth and financial success. Therefore, our Board of Directors believes the Plan will be a key component of our compensation program.

As of June 11, 2012, 1,095,618 shares of our common stock remained available for future grants under the Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 11, 2012 for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 11, 2012.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 11, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 8884 Venice Blvd., Los Angeles, CA 90034.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock (1)
Executive Officers and Directors
Amir Mireskandari (2)	19,302,560,	(3)	15.10%
Braden Richter (4)	728,572		0%
Margot Ritcher	0	(5)	* %
Steve Beauregard (4)	0		0%
Jerry Wilkerson (4)	0		0%
Joshua Thompson (4)	0		0%
Jack M. Guerrero	0	(5)	* %
All directors and executive officers as a group (7 persons)	20,031,131		25.42%

Other 5% Shareholders
Huttner 1999 Partnership Ltd. (6) 22 Latigo Road Durango, Co 81301	4,553,218	(6)	5.78
Pergament Multi-Strategy Opportunities LP (7) 237 Park Avenue, 9th Floor New York, NY 10017	8,571,429	(7)	10.88%

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* Less than 1%

(1) Based on 69,002,253 shares of common stock issued and outstanding June13, 2012 and 8,904,287 shares of preferred stock issued and outstanding as of June 13, 2012

(2) In connection with the private placement closed on November 8, 2011, Mr. Mireskandari entered into a lock-up/leak-out agreement with the Company pursuant to which he is restricted from offering, pledging, selling, contracting to sell, selling any option or contracting to purchase, lend, transfer or otherwise dispose of any shares of common stock of the Company or any other securities convertible or exercisable for shares of the Company’s common stock for the nine month period following the closing of the offering and for an additional nine months following such period, to limit any transfers to 850,000 shares of common stock in any 30 day period and 170,000 shares of common stock on any single day.

(3) Includes (i) 17,944,668 shares of common stock, (ii) 83,708 shares of common stock underlying Series A Warrants and 167,416 shares of common stock underlying Series B Warrants issued to Mr. Mireskandari in the private placement closed on November 8, 2011 that are immediately exercisable, (iii) 125,000 shares of common stock underlying Series A Warrants and 250,000 shares of common stock underlying Series B Warrants issued to Mr. Mireskandari in the private placement closed on December 15, 2011 that are immediately exercisable, (iv) 83,333 shares of common stock upon conversion of certain convertible debenture dated January 26, 2012, (v) 285,714 shares of preferred stock issued in a private placement dated May 31, 2012, and (vi) 285,714 shares of common stock underlying Series C Warrants issued in a private placement dated May 31, 2012, (vii) 142,857 shares of common stock underlying Series D Warrants issued in a private placement dated May 31, 2012, and (viii) 142,857 shares of common stock underlying Series E Warrants issued in a private placement dated May 31, 2012

(4) Messrs. Richter, Beauregard, Wilkerson, Thompson and Alattar entered into lock-up agreements with the Company pursuant to which each is restricted from offering, pledging, selling, contracting to sell, selling any option or contracting to purchase, lend, transfer or otherwise dispose of any shares of common stock of the Company or any other securities convertible or exercisable for shares of the Company’s common stock for a period of eighteen month.

(5) Includes vested shares granted under the Company’s 2012 Stock Option Plan and exercisable within 60 days.

(6) Richard Huttner has voting and control power over the shares held by this entity. Includes (i) 580,001 shares of common stock, (ii) 62,501 shares of common stock underlying Series A Warrants and 125,002 shares of common stock underlying Series B Warrants issued to Huttner 1999 Partnership Ltd in the private placement closed on November 8, 2011 that are immediately exercisable,(iii) 250,000 shares of common stock upon conversion of certain convertible debenture dated January 26, 201 (iv) 1,178,571 shares of preferred stock issued to Huttner 1999 Partnership Ltd in the private placement closed May 31, 2012, (v) 1,178,571 shares of common stock underlying Series C Warrants issued in a private placement dated May 31, 2012, (vii) 589,286 shares of common stock underlying Series D Warrants issued in a private placement dated May 31, 2012, and (viii) 589,286 shares of common stock underlying Series E Warrants issued in a private placement dated May 31, 2012

(7) Steven T. Brown has voting and control power over the shares held by this entity. (iv) 2,857,143 shares of preferred stock issued to Pergament Mult-Strategy Opportunities LP in the private placement closed May 31, 2012, (v) 2,857,143 shares of common stock underlying Series C Warrants issued in a private placement dated May 31, 2012, (vii) 1,428,571 shares of common stock underlying Series D Warrants issued in a private placement dated May 31, 2012, and (viii) 1,428,571 shares of common stock underlying Series E Warrants issued in a private placement dated May 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of fiscal 2010, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•	Pursuant to the Securities Exchange Agreement, on November 8, 2011, we issued 30,349,998 shares of our common stock to Amir Mireskandari and Khaled Alattar, the former members of LY Retail-Texas. Immediately following the Securities Exchange, Mireskandari and Alattar became our principal stockholders. Mr. Mireskandari was also appointed as the Chairman of our Board of Directors.

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•	Pursuant to the private placement that closed on November 8, 2011, we issued (i) 167,416 shares of our common stock to Mireskandari and 482,579 shares of our common stock to Alattar; (ii) Series A Warrants exercisable for 83,708 shares of our common stock to Mireskandari and Series A Warrants exercisable for 241,298 shares of our common stock to Alattar; and (iii) Series B Warrants exercisable for 83,708 shares of our common stock to Mireskandari and Series B Warrants exercisable for 241,298 shares of our common stock to Alattar. In consideration for the purchase price for such securities, Mireskandari and Alattar delivered to the Company Bridge Notes in the aggregate principal amount of $115,000. In addition, Mireskandari paid $15,000 in cash.
•	Pursuant to the private placement that closed on December 15, 2011, we issued (i) 250,002 shares of our common stock to Mireskandari (ii) Series A Warrants exercisable for 125,001 shares of our common stock to Mireskandari (iii) Series B Warrants exercisable for 125,001 shares of our common stock to Mireskandari for which Mr. Mireskandari paid $50,000 in cash.
•	Pursuant to a convertible debenture dated January 26, 2012, Mr. Mireskandari contributed a debenture amount of $50,000 convertible into 166,667 shares of our common stock and Mr. Alattar contributed a debenture amount of $175,000 convertible into 583,333 shares of our common stock.
•	On November 8, 2011, we entered into the Agreement of Sale with Shalom and Bergman pursuant to which we sold our equity interest in SpinCo to Shalom and Bergman in exchange for 119,000,000 shares of our common stock.
•	Prior to the Securities Exchange, LY Retail-Texas and Mireskandari and Alattar entered into Bridge Notes in the aggregate principal amount of $115,000. As set forth above, such Bridge Notes were exchanged for units in the offering.
•	On January 26, 2012, we subleased approximately 5,313 square feet of office and warehouse space in Los Angeles California from a related party (“Venice” lease). The lease is a twenty four month operating lease with monthly rent expense of $9,564 per month. Our CEO and Director are related to the sublessor of the Venice property. Payments on the sub-lease were $28,690 for the three months ended March 31, 2012.
•	In May, 2012 we entered into an MOU with Home Loft, Inc. to acquire their Leather Groups, web site and certain assets. Our Chief Technology Officer owns Home Loft, Inc. We have not reached a formal agreement as of this date.
•	On May 1, 2012 we entered into an operating agreement with Jaxon International, LLC. The Company Pays Jaxon $40,500 per month to cover their operating expense and keeps all of the profits from the store as compensation for operating it. Our CEO and Director is related to the owner of Jaxon International, LLC.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.0001 per share and 50,000,000 shares of preferred stock at a par value of $0.0001 per share, of which 10,000,000 is designated as 8% Convertible Perpetual Preferred Stock. As of June 11, 2012, 69,002,253 shares of our common stock and 8,904,287 shares of our 8% preferred stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, the board of directors is authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation provides that we are authorized to issue up to 50,000,000 shares of preferred stock with a par value of $0.0001 per share. Our Board of Directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

8% Convertible Perpetual Preferred Stock

On May 25, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation (the “Certificate”) establishing the voting powers, designations, preferences, limitations, restrictions and relative rights of the 8% preferred stock.

Dividends. Each holder of Shares is entitled to receive dividends at the rate of eight percent per year of the original issue price. The 8% preferred stock dividends are cumulative, whether or not earned or declared, and are to be paid quarterly. The Company may elect pay dividends in cash or shares (if certain notice and certain equity conditions are satisfied).

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Liquidation Rights. Upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the holders of the Shares may exercise their rights to convert all or a portion of their Shares into common stock. Each holder of Shares that does not exercise its rights to convert shall be entitled to receive out of the assets of the Company, for each Share, cash in an amount equal to (i) the original issue price plus (ii) all accrued but unpaid dividends on the shares, before any payment or distribution shall be made on the Junior Stock (as defined in the Certificate), but after payment of all outstanding indebtedness and all amounts due on liquidation, dissolution or winding-up in respect of all preferred stock of the Company which by its terms is senior to the Shares, if any. If the assets of the Company available for distribution to the holders of the Shares upon any liquidation, dissolution or winding-up of the Company are insufficient to pay the full preferential amount to which the holders are entitled, then the holders of the Shares shall share in such distribution of assets pro rata in accordance with the amount that would be payable on such distribution if the amounts to which the holders of Shares were entitled were paid in full. A Fundamental Transaction (as defined in the Certificate) shall be treated as a liquidation for purposed of the liquidation preference contained in the Certificate. Prior to the consummation of such Fundamental Transaction, the holders of Shares may exercise their rights to convert all or a portion of their Shares into Common Stock.

Voting Rights. With respect to any matter on which the holders of common stock shall be entitled to vote, the holders of Shares shall vote together with the holders of common stock, and not as a separate class, and each share shall have a number of votes equal to the number of shares of common stock then issuable upon conversion.

Optional Conversion by Holder. The holder of any Shares has the right at such holder's option to convert the Shares into such number of shares of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price by the conversion price, multiplied by the number of Shares being converted.

Adjustments to Conversion Price. The conversion price of the Shares are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, reorganizations, mergers or other corporate changes. In addition, subject to certain exceptions, if at any time after the Closing Date, the Company issues or sells any shares of its common stock (including options and convertible securities) at a price per share less than the applicable conversion price of the Shares then in effect issue price (each, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the conversion price of the Shares then in effect shall be reduced to an amount equal to the price per share of such Dilutive Issuance.

Warrants

The Series A Warrants have a five-year term and are exercisable for an aggregate of 2,700,006 shares of our common stock at an initial per share exercise price of $0.30, subject to adjustment as set forth below.

The Series B Warrants have a five-year term and are exercisable for an aggregate of 2,700,006 shares of our common stock at an initial per share exercise price of $0.60 (the exercise price was reset to $0.30 effective May 1, 2012), subject to certain adjustment, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.  In addition, subject to certain exceptions, if at any time after the closing date, the Company issues or sells any shares of its common stock at a price per share less than the exercise price of the applicable warrant, then immediately after such new issuance, the exercise price of the applicable warrant then in effect shall be reduced to an amount equal to the price per share of such new issuance.  If the warrants are not registered with the Securities Act, the warrants can be exercised on a cashless basis.

The Series C Warrants have a five-year term and are exercisable for an aggregate of up to 8,904,287 shares of the Company’s common stock at an initial per share exercise price of $0.50, subject to adjustment as set forth below.

The Series D Warrants have a 90 day term and are exercisable for an aggregate of up to 4,452,144 shares of the Company’s common stock at an initial per share exercise price of $0.35, subject to adjustment as set forth below.

The Series E Warrants have a five-year term and are exercisable for an aggregate of up to 4,452,144 shares of the Company’s common stock at an initial per share exercise price of $0.50, subject to adjustment as set forth below.

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The exercise prices of the Series C Warrants, Series D Warrants and Series E Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. In addition, subject to certain exceptions, if at any time after the closing date, the Company issues or sells any shares of its common stock (including options and convertible securities) at a price per share less than the exercise price of the applicable Warrant (each, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price of the applicable Warrants then in effect shall be reduced to an amount equal to the price per share of such Dilutive Issuance. The warrants can be exercised on a cashless basis if certain conditions are met.

Purchase Rights. In addition to any adjustments pursuant to the warrant, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of common stock, then the holder will be entitled to acquire the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the warrant immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights.

Fundamental Transactions. The Company may not enter into or be party to a Fundamental Transaction (as defined in the warrant) unless (i) the successor entity assumes in writing all of the obligations of the Company under the warrant in form and substance reasonably satisfactory to the holders of a majority of the Company warrants outstanding on such date (the “Required Holders”) and approved by the Required Holders prior to such Fundamental Transaction, and (ii) the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an approved exchange.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); and
●	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities. See “Indemnification of Directors and Officers.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We were subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

We are not subject to Section 203 of the DGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 203. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

 Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;
●	increase or decrease the par value of the shares of such class; or
●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

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No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Listing

Our common stock is listed on the OTCQB under the symbol “LUXR.”

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 77 Spruce Street, Suite 201, Cedarhurst, NY 11516, and its telephone number is (212) 828-8436.

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PLAN OF DISTRIBUTION

The common shares being offered for resale by the selling stockholders consist of 39,144,590 shares. We will pay any fees and expenses incurred by us incident to the registration of the securities.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Delaware law will be passed upon for us by Anslow & Jaclin LLP, Manalapan, New Jersey.

EXPERTS

Our audited consolidated financial statements appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.Luxeyard.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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39,144,590 Shares of Common Stock

LUXEYARD, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is              , 2012

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PART II— INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$2,500
Federal Taxes	0
State Taxes and Fees	0
Transfer Agent Fees	$775
Accounting fees and expenses	0
Legal fees and expense	$105,000
Blue Sky fees and expenses	$5,875
Miscellaneous	0
Total	$114,150

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

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Our bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware and shall pay expenses incurred (including attorneys’ fees) in defending any proceeding in advance of its final disposition upon receipt of an undertaking, by an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

On May 31, 2012, we completed a private offering of units consisting of an aggregate of (i) 8,904,287 shares of its 8% preferred stock, (ii) Series C warrants to purchase 8,904,287 shares of its common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment, (iii) Series D warrants to purchase up to 4,452,144 shares of common stock which have a 90 day term and an initial per share exercise price of $0.35, subject to adjustment, and (iv) Series E warrants to purchase up to 4,452,144 shares of common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment. The price per unit was $0.35 for aggregate gross proceeds of approximately $3,116,500.

On April 24, 2012, we completed a private placement by issuing to the investors, Notes aggregating $ 2,915,000 that are convertible into an aggregate of 9,716,667 Shares at a conversion price of $0.30 per share, subject to adjustment.

On December 15, 2011, we completed a private offering of units consisting of an aggregate of (i) 2,250,016 shares of our common stock, (ii) Series A Warrants to purchase 1,125,008 shares of our common stock which have a five-year term and an initial per share exercise price of $0.30, subject to adjustment, and (iii) Series B Warrants to purchase 1,125,008 shares of our common stock which have a five-year term and an initial per share exercise price of $0.60, subject to adjustment.  The price per unit was $0.20 for an aggregate purchase price of $450,000 (the “Purchase Price”).

On November 8, 2011, we completed a private offering of units consisting of an aggregate of (i) 3,150,012 shares of our common stock, (ii) Series A warrants to purchase 1,574,998 shares of common stock which have a five-year term and an initial per share exercise price of $0.30, subject to adjustment as described below (the “Series A Warrants”), and (iii) Series B warrants to purchase 1,574,998 shares of common stock which have a five-year term and an initial per share exercise price of $0.60, subject to adjustment as described below (the “Series B Warrants”).  The price per unit was $0.20 for an aggregate purchase price of approximately $630,000.

The above securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D (“Regulation D”) promulgated under the Securities Act.  The Company made this determination based on the representations of the investors which included, in pertinent part, that each such investor was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from each investor that (i) such investor is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agrees not to sell or otherwise transfer the purchased securities or shares underlying such securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor has knowledge and experience in financial and business matters such that such investor is capable of evaluating the merits and risks of an investment in us, (iv) such investor  had access to all of the Company’s documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the Offering and to obtain any additional information which the Company possessed or was able to acquire without unreasonable effort and expense, and (v) such investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

61

On November 8, 2011, we completed the Securities Exchange whereby we acquired all of the issued and outstanding membership interests of LY Retail-Texas in exchange for 30,349,998 shares of our common stock which shares constituted approximately 52.43% of our issued and outstanding shares of common stock as of and immediately after the consummation of the Securities Exchange.

The shares of common stock issued to the former members of Luxeyard in connection with the Securities Exchange were offered and sold in a private transaction in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act.  Our reliance on Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offerees and us.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Los Angeles, State of California, on June 15, 2012.

LUXEYARD

By:	/s/ Braden Richter
Braden Richter
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Margot Ritcher
Margot Ritcher
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Braden Richter, Margot Richter and Amir Mireskandari, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Braden Richter	President, Chief Executive Officer and Director	June 15, 2012
Braden Richter	(Principal Executive Officer) and Director

/s/ Margot Ritcher	Chief Financial Officer and Secretary	June 15, 2012
Margot Ritcher	(Principal Financial Officer)

/s/Amir Mireskandari	Director (Chairman)	June 15, 2012
Amir Mireskandari

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EXHIBIT INDEX

Exhibit Number		Description
2.1		Securities Exchange Agreement, dated November 8, 2011, by and among the Company, Omri Amos Shalom, Ankiva Bergman, LY Retail, LLC, Amir Mireskandari and Khaled Alattar (3)
3.1		Articles of Incorporation (1)
3.2		Bylaws (1)
3.3		Certificate of Amendment to Articles of Incorporation (5)
3.4		Certificate of Amendment to Articles of Incorporation, dated May 2, 2012 (8)
3.5		Certificate of Designation - 8% Convertible Perpetual Preferred Stock (9)
5.1		Opinion of Anslow & Jaclin, LLP **
10.1		Contribution and Assumption Agreement, dated November 8, 2011, by and between the Company and TGRE SubCo, LLC (3)
10.2		Agreement of Sale, dated November 8, 2011, by and among the Company, Omri Amos Shalom and Ankiva Bergman (2)
10.3		Subscription Agreement dated November 8, 2011 (3)
10.4		Form of Series A Warrant dated November 8, 2011 (3)
10.5		Form of Series B Warrant dated November 8, 2011 (3)
10.6		Registration Rights Agreement dated November 8, 2011 (3)
10.7	(a)	Lock Up Agreement with Braden Richter dated November 8, 2011 (3)
	(b)	Lock Up Agreement with Kevin Walker dated November 8, 2011 (3)
	(c)	Lock Up Agreement with Joshua Thompson dated November 8, 2011 (3)
	(d)	Lock Up Agreement with Jerry Wilkerson dated November 8, 2011 (3)
	(e)	Lock Up Agreement with Khaled Alattar dated November 8, 2011 (3)
10.8		Lock Up/Leak Out Agreement with Amir Mireskandari dated November 8, 2011 (3)
10.9		Subscription Agreement dated December 15, 2011 (4)
10.10		Form of Series A Warrant dated December 15, 2011 (4)
10.11		Form of Series B Warrant dated December 15, 2011 (4)
10.12		Registration Rights Agreement dated December 15, 2011 (4)
10.13		Employment Agreement with Braden Richter, dated November 8, 2011. (5)
10.14		Employment Agreement with Steve Beauregard, dated November 8, 2011. (5)
10.15		Employment Agreement with Jerry Wilkerson, dated November 8, 2011. (5)
10.16		Employment Agreement with Joshua Thompson, dated November 8, 2011. (5)
10.17		Employment Agreement with Christian Vega, dated February 27, 2012. (6)
10.18		Employment Agreement with Tony Winders, dated March 12, 2012. (6)
10.19		Severance Agreement with Kevin Walker, dated December 20, 2011. (5)
10.20		Luxeyard, Inc. 2012 Stock Option Plan. (5)
10.21		Asset Purchase Agreement, dated February 22, 2012, by and between LY Retail, LLC and eOpulence, LLC. (6)
10.22		Form of Debenture Purchase Agreement (7)
10.23		Form of 10% Convertible Debenture (7)
10.24		Securities Purchase Agreement dated May 24, 2012 (9)
10.25		Form of Series C Warrant (9)
10.26		Form of Series D Warrant (9)
10.27		Form of Series E Warrant (9)
10.28		Registration Rights Agreement dated May 24, 2012 (9)
10.29		Form of Placement Agent Warrant (9)
14.1		Code of Ethics (2)
21.1		List of Subsidiaries (6)
23.1		Consent of MaloneBailey, LLP *
23.2		Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)
101		Interactive Data File [incorporated by reference to Exhibit 101 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on April 16, 2012 and Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed on May 15, 2012 with the SEC]

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* Filed herewith.

(1) Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on July 12, 2010.

(2) Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on January 18, 2011.

(3) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2011.

(4) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2011.

(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2012.(6) Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2012.

(7) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2012.

(8) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2012.

(9) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2012.

** To be filed by amendment.

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Luxeyard, Inc.
CONSOLIDATED BALANCE SHEETS
Unaudited

	March 31, 2012	December 31, 2011

ASSETS

Current Assets:
Cash	$204,153	$154,400
Restricted cash	-	150,000
Accounts receivable	-	600
Inventory	49,763	5,466
Prepaid expenses and other current assets	31,410	16,376
Total current assets	285,326	326,842

Property and equipment, net of accumulated depreciation of $12,650 and $695
as of March 31, 2012 and December 31, 2011, respectively	177,220	16,869
Deposits	84,085	-

TOTAL ASSETS	$546,631	$343,711

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$216,155	$63,426
Accrued liabilities	124,364	158,206
Deferred revenue	-	9,701
Total current liabilities	340,519	231,333

Derivative liabilities	7,936,333	158,758
Convertible debentures, net of debt discount of $1,426,682 as of March 31, 2012	543,318	-
Total liabilities	8,820,170	390,091

Commitments and contingencies	-	-

Stockholders' Deficit:
Common stock, $0.0001 par value.100,000,000 authorized shares; 63,290,000 issued and outstanding shares	6,329	6,329
Additional paid in capital	1,281,236	985,738
Accumulated deficit	(9,561,104)	(1,038,447)

Total Stockholders' Deficit	(8,273,539)	(46,380)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$546,631	$343,711

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

Luxeyard, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

For The Three Months Ended March 31, 2012

REVENUE
Total Revenue	$155,089

COST OF GOODS SOLD
Cost of Sales	211,778

GROSS LOSS	(56,689)

OPERATING EXPENSES
Selling, general and administrative	1,864,563
Impairment loss	192,753
Stock compensation expense	35,201
Depreciation	11,955

Total Operating Expenses	2,104,472
Operating Loss	(2,161,161)

Other Expenses
Derivative loss	6,294,694
Interest expense	66,802

NET LOSS	$(8,522,657)

Basic and Diluted Loss Per Share	$(0.13)

Weighted Average Outstanding Shares	63,290,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

Luxeyard, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited

For Three Months Ended March 31, 2012
Cash flows from operating activities
Net loss	$(8,522,657)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	11,955
Stock compensations expense	35,201
Impairment loss	192,753
Amortization of debt dsicount	56,199
Derivative loss	6,294,694
Changes in operating assets and liabilities
Accounts receivable	600
Inventory	(44,297)
Prepaid expenses and other current assets	(15,034)
Deposits	(84,085)
Accounts payable	152,729
Accrued liabilities	(33,842)
Deferred revenue	(9,701)
Net cash used in operating activities	(1,965,485)

Cash flows from investing activities
Restricted cash	150,000
Purchase of equipment and leasehold improvements	(104,762)
Net cash provided by investing activities	45,238

Cash flows from financing activities
Proceeds from debt	1,970,000
Net cash provided by financing activities	1,970,000

Net increase in cash and cash equivalents	49,753

Cash and cash equivalents at beginning of period	154,400

Cash and cash equivalents at end of period	$204,153

Supplemental disclosures of cash flow information
Cash paid for interest	$-
Cash paid for income taxes	-

Non cash investing and financing activities
Debt discount on convertible debentures	$1,482,881
Acquisition of fixed assets through issuance of stock option	67,544

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

LUXEYARD INC.

MARCH 31, 2012

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Going Concern

Basis of Presentation

Luxeyard Inc., (the “Company”, “we” or “our”), a Delaware Corporation, is an internet company selling luxury goods on a flash web site. Luxeyard, Inc. is the parent company of the wholly owned subsidiaries, LY Retail, LLC (“LY Retail Texas”), incorporated under the laws of the State of Texas on April 20, 2011 and LY Retail, LLC (“LY Retail”) incorporated in the State of California on November 8, 2011.

We have prepared the accompanying consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our consolidated balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for 2012 due to seasonal and other factors. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes of our 2011 Annual Report on Form 10-K.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. For the three months ended March 31, 2012, the Company has incurred operating losses and negative operating cash flows which raise doubt on its ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-5

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Luxeyard, Inc. and its wholly-owned subsidiaries, LY Retail Texas and LY Retail. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of March 31, 2012 and December 31, 2011, and expenses for the three months ended March 31, 2012. Actual results could differ from those estimates made by management.

Inventories

Inventories, consisting of products available for sale, are primarily accounted for using the first-in first-out (“FIFO”) method, and are valued at the lower of cost or market value. This valuation requires us to make judgements, based on currently-available information about likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued and if the additional common shares were dilutive. Basic and diluted earnings per share for the three months ended March 31, 2012 are the same as any incremental common stock equivalent would be anti-dilutive.

Fair Value of Financial Instruments

Financial instruments are recorded at fair value in accordance with the standard for “Fair Value Measurements codified within ASC 820.” Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

F-6

The following table presents the derivative financial instruments, the Company’s only financial liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of March 31, 2012 and December 31, 2011:

	March 31, 2012	Level 1	Level 2	Level 3
Warrants	$3,659,458	$-	$-	$3,659,458
Embedded conversion options	4,276,875	-	-	4,276,875
Total	$7,936,333	$-	$-	$7,936,333

	December 31, 2011	Level 1	Level 2	Level 3
Warrants	$158,758	$-	$-	$158,758
Embedded conversion options	-	-	-	-
Total	$158,758	$-	$-	$158,758

The following table provides a summary of the changes in fair value, including net transfers in an/or out, of the derivative financial instruments, measured at fair value on a recurring basis using significant unobservable inputs:

Balance at December 31, 2011	$158,758
Fair value of embedded conversion derivative liability at issuance charged to debt discount	1,482,881
Unrealized derivative losses included in other expense	6,294,694
Balance at March 31, 2012	$7,936,333

The fair value of the derivative liabilities are calculated at the time of issuance and the Company records a derivative liability for the calculated value. Changes in the fair value of the derivative liabilities are recorded in other expense in the consolidated statement of operations. The derivatives related to the embedded conversion options (see Note 5) were valued using the Black-Scholes pricing model on the issuance date with the following assumptions:

Risk-free interest rate - 0.22% to 0.41%

Stock Price - $0.12 to $0.80

Dividend yield - 0%

Volatility factor - 274% to 420%

Expected life (years) – 1.86 to 2 years

At March 31, 2012, the derivatives related to the warrants and the embedded converstion options were valued using the Black-Scholes pricing model with the following assumptions:

Risk-free interest rate - 0.33%

Stock Price - $0.68

Dividend yield - 0%

Volatility factor - 272% to 389%

Expected life (years) – 1.84 to 4.71 years

F-7

Share-Based Payments

The Company accounts for share-based awards to employees in accordance with FASB ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period). The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model.

Share-based awards to non-employees are accounted for in accordance with ASC 505-50, wherein such awards are expensed over the period in which the related services are rendered at their fair value.

Reclassifications

Certain accounts in the prior year have been reclassified to conform to the current year financial statement presentation.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

3. Asset Purchase

On February 22, 2012 we acquired certain office equipment and other related assets of eOpulence, LLC for a total purchase price of $260,297 equivalent to the fair value of 300,000 common stock options. These options have an exercise price of $0.30 per share and will expire on November 30, 2021. The fair value was calculated using the Black Scholes pricing model using the following assumptions:

Risk-free interest rate - 2.7%

Stock price - $0.90

Dividend yield - 0%

Volatility factor - 216%

Expected life (years) - 3.0 years

We recognized an impairment loss related to the assets acquired of $192,753 for the three months ended March 31, 2012, because the fair market value of the acquired assets was less than the consideration paid.

4.   Related Party Transactions

The Company's CEO and Director is related to the sublessor of our subleased office and warehouse space in Los Angeles, California.  Payments on the sub-lease were $28,690 for the three months ended March 31, 2012.

Steve Beauregard, our COO is the founder and a majority stockholder in Regard Solutions, Inc., (“Regard”). We have an agreement with Regard for Technical Services and Project Management. The Company incurred expenses of $163,275 from Regard for the three months ended March 31, 2012.

F-8

5. Convertible Debentures

During the three months ended March 31, 2011, the Company issued and sold 10% Convertible Debentures amounting to $1,970,00. These debentures are convertible to the Company’s common stock at $0.30 per share and mature on January 31, 2014.  The related debenture agreement also provides for a mandatory conversion anytime prior to the maturity date if all of the following criteria are met: a) the common shares underlying the debentures are registered in a registration statement under the Securities Act or are available for resale pursuant to Rule 144; b) the Company’s share prices for a period of 10 consecutive days remain at or above $1 and c) the daily volume of the Company’s stock during such consecutive 10 day period is at least 50,000.

The Company evaluated the terms of the debentures under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815-15 and the determined that the embedded conversion option of the debentures require derivative accounting treatment due to reset provisions in the conversion price. The fair value of the embedded conversion option amounted to $2,840,420 of which $1,482,881was recognized as a debt discount to debentures and the difference of $1,357,539 being recognized as a “day 1” derivative loss. The debt discount is accreted to interest expense over the term of the debentures. Amortization expense for the three months ended March 31, 2012 amounted to $56,199.

6. Options and Warrants

Stock options

During the three months ended March 31, 2012, the Company granted 2,015,815 options to employees and consultants with exercise prices ranging from $0.30 to $0.80 per share and a term of 10 years. Of the total options granted, 74,815 options vested immediately and the balance of 1,941,000 vest over a period of 36 months. No options are exercisable until the expiration of the Lock-Up agreement on November 15, 2012.

The options were valued using the Black-Scholes-pricing model. Significant assumptions used in the valuation include the following:

Risk-free interest rate - 0.71% to 2.23%

Stock price - $0.03 to $0.80

Dividend yield - 0%

Volatility factor - 389% to 412%

Expected life (years) - 5.84 to 10 years

During the three months ended March 31, 2012, stock compensation expense recognized under amounted to $35,201 and the unamortized stock compensation expense as of March 31, 2012 was $682,485.

F-9

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Intrinsic value
Outstanding at December 31, 2011	8,876,546	$0.21	9.77	$-
Granted	2,315,815	0.40	9.82
Exercised	-	-	-
Forfeited/cancelled	-	-	-
Outstanding at March 31, 2012	11,192,361	$0.25	9.58	4,867,161

Exercisable at March 31, 2012	3,980,389	$0.22	9.55	1,845,483

Warrants

The following is a summary of warrant transactions for three months ended March 31, 2012:

	Number of warrants	Weighted average exercise price	Weighted average remaining contractual life (years)	Intrinsic value
Outstanding at December 31, 2011	5,400,000	$0.45	4.86	$-
Granted	-	-	-
Exercised	-	-	-
Forfeited/cancelled	-	-	-
Outstanding at March 31, 2012	5,400,000	$0.45	4.65	1,242,000

Exercisable at March 31, 2012	5,400,000	$0.45	4.65	1,242,000

7. Commitments and Contingencies

From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

8. Subsequent Events

In April 2012 the Company raised an additional $945,000 in aggregate 10% Convertible Debentures with the same terms as those disclosed in Note 5. In connection with the issuance of the debentures, the Company paid commissions to brokers consisting of $63,500 in cash and 71,666 common shares.

In April 2012, the Company issued 34,090 shares with a fair value of $30,000 to a consultant. The Company also granted 50,000 shares to a marketing consultant which will vest based on achievement of certain marketing targets.

Effective May 2, 2012, the Company increased its total number of authorized shares to five hundred fifty million (550,000,000) shares of which five hundred million (500,000,000) shares shall be common stock, par value $0.0001, and fifty million (50,000,000) shares shall be blank check preferred stock, par value $0.0001.

In April 2012, the Company granted restricted common shares in consideration for services as follows:

•	3,365,000 restricted common shares to various consultants
•	187,000 restricted common shares to a director
•	300,000 restricted common shares to the Chief Executive Officer for consulting services and
•	50,000 restricted common shares to Regard, Inc., a related party for placing an employee.

On April 30, 2012 the Company entered into a consulting agreement with FireRock Capital Inc. for certain business advisory services for a period of one year. The Company agreed to pay 500,000 restricted common shares upon execution of the agreement and 166,000 restricted common shares on a quarterly basis. In addition the Company agreed to pay certain incentive fees up to $1,000,000 in common shares at market price, for certain revenue milestones achieved for the Company,  in relation to each strategic business venture introduced by FireRock Capital, Inc.

On various dates in April through June 2012, a total of 654,483 shares were issued from the conversion of convertible debentures to equity.

In May 2012 the Company’s subsidiary, LY Retail, LLC, entered into an operating agreement with Jaxon International, LLC (Jaxon) to manage its operations. LY Retail will pay Jaxon $40,500 per month to cover operating expenses. As consideration for the management agreement LY Retail is entitled to all of the sales profits of Jaxon. Jaxon is owned by a party related to the Chief Executive Officer.

On various dates in May 2012, the Company entered into two bridge notes totaling to $225,000. These notes are due on demand and bear annual interest of 7%. These notes were subsequently converted into 642,857 units related to the May 2012 offering indicated below.

On May 25, 2012 the Company entered into a bridge note with a third party for $300,000. Interest on the note is $15,000 and the note was paid in June 2012. Additionally, the Company issued 50,000 warrants with the note with an exercise price of $0.50 per share. In connection with this note, the Company paid to the broker, a 7% commission and 200,000 warrants with an exercise price of $0.50 per share.

On May 22, 2012 the Company entered into a bridge note with a third party for $200,000. The note and the related interest of $10,000 was repaid in June 2012. In connection with the note, the Company paid loan origination fees of $10,000 and also issued 380,000 warrants with a term of 5 years and an exercise price of $0.50 per share.

On May 31, 2012, the Company completed the sale of units pursuant to a Securities Purchase Agreement dated May 24, 2012, between the Company and certain investors. The total units sold by the Company consisted of (i) 8,904,287 shares of the Company's 8% convertible preferred stock; (ii) Series C warrants to purchase 8,904,287 shares of the Company's common stock which have a five-year term and an initial per share exercise price of $0.50; (iii) Series D warrants to purchase up to 4,452,144 shares of common stock which have a 90 day term and a per share exercise price of $0.35; and (iv) Series E warrants to purchase up to 4,452,144 shares of common stock which have a five-year term and per share exercise price of $0.50. These units were sold for $0.35 per unit resulting in gross proceeds of $3,116,500. The sale included $225,000 from investors that converted existing debt into the offering. In connection with this offering, the Company paid fees to its placement agent consisting of a) cash fees equivalent to 8% of the gross proceeds; b) 5-year warrants equivalent to 8% of the units sold and c) 300,000 restricted shares.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Luxeyard, Inc.

Los Angeles, CA

We have audited the accompanying consolidated balance sheet of Luxeyard, Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from April 20, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Luxeyard, Inc. and its subsidiaries as of December 31, 2011 and the results of their operations and their cash flows for the period from April 20, 2011 (inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred operating losses and negative operating cash flows which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malone-bailey.com

Houston, Texas

April 16, 2012

F-11

Luxeyard, Inc.

CONSOLIDATED BALANCE SHEET

December 31, 2011

ASSETS
Cash	$154,400
Restricted cash	150,000
Accounts receivable	600
Inventory	5,466
Prepaid expense	16,376

Total Current Assets	326,842

Property and equipment, net	16,869

TOTAL ASSETS	$343,711

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$63,426
Accrued liabilities	158,206
Deferred revenue	9,701
Derivative liability	158,758

Total Liabilities	390,091

Commitments and contingencies	-

Stockholders' Deficit:
Common stock, $0.0001 par value.100,000,000 authorized shares; 63,290,000 issued and outstanding shares at December 31, 2011	6,329
Additional paid in capital	985,738
Accumulated deficit	(1,038,447)

Total Stockholders' Deficit	(46,380)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$343,711

The accompanying notes are an integral part of these consolidated financial statements.

F-12

Luxeyard, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period From April 20, 2011 (Inception) To December 31, 2011
REVENUE
Total Revenue	$2,038

COST OF GOODS SOLD
Cost of Sales	2,322

GROSS LOSS	(284)

OPERATING EXPENSES
Selling, general and administrative	953,143
Stock compensation expense	84,325
Depreciation	695

Total Operating Expenses	1,038,163

NET LOSS	$1,038,447

Basic and Diluted Loss Per Share	$(0.08)

Weighted Average Outstanding Shares	12,827,921

The accompanying notes are an integral part of these consolidated financial statements.

F-13

Luxeyard, Inc.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

For the Period From April 20, 2011 (Inception) To December 31, 2011

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders
	Shares	Amount	Capital	Earnings	Deficit

Balance April 20, 2011	-	$-	$-	$-	$-

Common stock issued to original Top Gear stockholders	27,540,000	2,754	(2,754)	-	-

Common stock issued in recapitalization	30,350,000	3,035	(3,035)	-	-

Common stock issued for cash, net of issuance costs	4,312,500	431	848,569	-	849,000

Conversion of related party bridge notes into common stock	575,000	58	114,943	-	115,000

Conversion of third party bridge notes into common stock	512,500	51	102,449	-	102,500

Derivative liability related to warrants	-	-	(158,758)	-	(158,758)

Stock compensation expense	-	-	84,325	-	84,325

Net loss	-	-	-	(1,038,447)	(1,038,447)

Balance December 31, 2011	63,290,000	$6,329	$985,738	$(1,038,447)	$(46,380)

The accompanying notes are an integral part of these consolidated financial statements.

F-14

Luxeyard, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Period From April 20, 2011 (Inception) To December 31, 2011
Cash flows from operating activities
Net loss	$(1,038,447)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	695
Stock compensations expense	84,325
Changes in operating assets and liabilities
Accounts receivable	(600)
Inventory	(5,466)
Prepaids	(16,376)
Accounts payable	63,426
Accrued liabilities	188,962
Deferred revenue	9,701
Net cash used in operating activities	(713,780)

Cash flows from investing activities
Purchase of equipment and leasehold improvements	(17,564)
Net cash used in investing activities	(17,564)

Cash flows from financing activities
Proceeds from debt	280,000
Proceeds from sale of common stock	605,744
Net cash provided by financing activities	885,744

Net decrease in cash and cash equivalents	154,400

Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$154,400

Supplemental disclosures of cash flow information
Cash paid for interest	$-
Cash paid for income taxes	-

Non cash financing activities
Conversion of bridge notes into common stock	$217,500
Derivative liability related to warrants	158,758
Common stock issued to original TIGR stockholders and recapitalization	5,789
Bridge notes settled directly from proceeds from sale of common stock	62,500

The accompanying notes are an integral part of these consolidated financial statements.

F-15

LUXEYARD INC.

DECEMBER 31, 2011

NOTES TO FINANCIAL STATEMENTS

1.  Basis of Presentation and Nature of Operations

Basis of Presentation

Luxeyard Inc., (the “Company”, “we” or “our”), a Delaware Corporation, is an internet company selling luxury goods on a flash web site. Luxeyard, Inc. is the parent company of the wholly owned subsidiaries, LY Retail, LLC (“LY Retail Texas”), incorporated under the laws of the State of Texas on April 20, 2011 and LY Retail, LLC (“LY Retail”) incorporated in the State of California on November 8, 2011. The Company has adopted a fiscal year end of December 31.

Nature of Operations

On November 8, 2011, Top Gear Inc., a Delaware corporation (“Top Gear”) acquired all of the membership units of LY Retail Texas on April 20, 2011. LY Retail Texas exchanged all of its membership for the issuance of 1,785,294 shares (30,350,000 shares post-split) of Top Gear’s common stock pursuant to a Securities Exchange Agreement between LY Retail Texas, LY Retail Texas’s former members, Top Gear and the former principal stockholders of Top Gear.  As a result of this transaction, LY Retail Texas became a wholly-owned subsidiary of Top Gear and its former members became the controlling stockholders of Top Gear.  The transaction was accounted for as a reverse merger and recapitalization of Top Gear affected by a securities exchange, wherein LY Retail Texas is considered the acquirer for accounting and financial reporting purposes.

Immediately prior to the securities exchange, Top Gear contributed substantially all of its assets and liabilities to a subsidiary and then spun out the subsidiary to its former controlling stockholders in exchange for the cancellation of a total of 7,000,000 shares (pre-split) of our common stock previously held by them.

Concurrently with this transaction, LY Retail was incorporated in the State of California as a wholly owned subsidiary of the Company on November 8, 2011 and all of the operating activity of the Company was transferred to LY Retail and LY Retail Texas ceased all activity. At year end LY Retail and LY Retail Texas are wholly owned subsidiaries of Top Gear.

On January 9, 2012, Top Gear filed a Certificate of Amendment to our Articles of Incorporation to change the corporate name from “Top Gear, Inc.” to “Luxeyard, Inc.” The amendment was effective as of January 9, 2012. The name change was declared effective by Financial Industry Regulatory Authority, or FINRA, as of February 13, 2012.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. For the period ended December 31, 2011, the Company has incurred operating losses and negative operating cash flows which raise doubt on its ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-16

2.  Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Luxeyard, Inc. and its wholly-owned subsidiaries, LY Retail Texas and LY Retail. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2011, and expenses for the period ended December 31, 2011, and cumulative from inception. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Restricted Cash

Restricted cash represents proceeds from the sale of the Company’s common stock which is held in escrow as of December 31, 2011. These were released to the Company on February 10, 2012.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable are derived from amounts due from the credit card company that processes the credit card transactions from customers. Since accounts are settled daily, the balance represents one day’s sales. The Company records an allowance for uncollectible accounts which reduces the stated value of receivables on the balance sheet. This allowance is calculated based on a historical estimate. The allowance for uncollectible accounts at December 31, 2011 was $0.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over their estimated useful lives, generally three to seven years. Leasehold improvements are amortized over their estimated useful economic lives or the term of the lease, whichever is shorter. Management periodically evaluates economic lives in order to determine recoverability in light of current technological conditions and expected cash flows. Maintenance and repairs are charged to operating expenses as incurred.

Revenue Recognition

We recognize revenue from product sales when the following four criteria are met: pervasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

Product sales represent revenue from the sale of products and related shipping fees where we are the seller of record. Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon our delivery to the carrier.

We record and report revenue on the gross amount billed to customers when the following indicators are met:

•	we are the primary obligor in the transaction
•	we are subject to inventory risk and credit risk for amount billed to the customer
•	we have latitude in establishing prices and selecting suppliers

F-17

Deferred Revenue

Deferred revenue represents all payments received from customers in excess of revenue earned based on money received for products that have not shipped.

Cost of Sales

Cost of sales consists primarily of direct costs associated with the goods and services the Company provides. Shipping and handling costs billed to customers are included in revenues. Shipping and handling costs are reported as a component of cost of sales.

Sales and Marketing

Sales and marketing costs consist primarily of payroll and related expenses for personnel engaged in marketing, customer service and sales functions, advertising and promotional expenditures and payments made to agencies for emails and other marketing activities and advertising expense.

Advertising and other promotional costs, are expensed as incurred,

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued and if the additional common shares were dilutive. Basic and diluted earnings per share for the period ended December 31, 2011 are the same as any incremental common stock equivalent would be anti-dilutive.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

The Company also accounts for uncertain tax positions in accordance with ASC 740 which addresses how we should recognize, measure and present in our financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return. Pursuant to this guidance, the Company can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit. To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that is greater than 50% likely of being realized upon settlement. No liability for unrecognized tax benefits was recorded as of December 31, 2011.

F-18

Fair Value of Financial Instruments

Financial instruments are recorded at fair value in accordance with the standard for “Fair Value Measurements codified within ASC 820.” Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment. Our derivative liabilities are classified as level 3.

	Level 1	Level 2	Level 3
Derivative liability - warrants	$-	$-	$158,758
Total	$-	$-	$158,758

The fair value of the warrant liabilities at inception and at December 31, 2011 was approximately $158,000, accordingly, we did not recognize any derivative gain or loss when the instruments were marked to market at year-end.

Share-Based Payments

The Company accounts for share-based awards to employees in accordance with FASB ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period). The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model.

Share-based awards to non-employees are accounted for in accordance with ASC 505-50, wherein such awards are expensed over the period in which the related services are rendered at their fair value.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

3.  Merger

On November 8, 2011, the Company entered into a series of transactions pursuant to which it acquired LY Retail Texas, spun-out the Company’s prior operations from the Company’s former principal stockholders, directors and officers, and completed a private offering of its securities.   The following summarizes the foregoing transactions:

F-19

Acquisition of.   The Company acquired all of the membership interests of LY Retail Texas in exchange for the issuance of 30,350,000 shares of the Company’s common stock pursuant to a Securities Exchange Agreement between the Company, its former principal stockholders, LY Retail Texas and the former members of LY Retail Texas.  As a result of this transaction, LY Retail Texas became our wholly owned subsidiary and the former members of LY Retail Texas became our controlling stockholders.  The transaction was accounted for as reverse merger and a recapitalization effected by a securities exchange, wherein LY Retail Texas is considered the acquirer for accounting and financial reporting purposes.

Reorganization and Spin-Out of Top Gear Business.   Immediately prior to the acquisition of LY Retail Texas, the Company contributed substantially all of our assets to SpinCo, and, in exchange, SpinCo assumed all of the Company’s liabilities.  In addition, the Company transferred all of its ownership interest in SpinCo to Shalom and Bergman in exchange for the cancellation of a total of 119,000,000 shares of the Company’s common stock previously held by Shalom and Bergman.

Financing Transactions.   Immediately following the acquisition of LY Retail Texas, the Company completed a private offering of units consisting of an aggregate of (i) 3,150,012 shares of the Company’s common stock, (ii) Series A warrants to purchase 1,575,000 shares of common stock which have a five-year term and a per share exercise price of $ 0.30, and (iii) Series B warrants to purchase 1,575,000 shares of common stock which have a five-year term and a per share exercise price of $ 0.60.   The aggregate purchase price of the units was approximately $630,000.

On December 15, 2011, the Company completed a second private offering of (i) the aggregate number of shares of common stock, $0.0001 par value per share, of the Company at a per share purchase price of $0.20 in an aggregate of 2,250,000 shares of Common Stock (ii) a five year warrant to initially acquire up to 1,125,000 of additional shares of Common Stock at an exercise price of $0.30 per share Series A Warrants (iii) a five year warrant to initially acquire up to 1,125,000 of additional shares of Common Stock at an exercise price of $0.60 per share the “Series B Warrants”. The aggregate purchase price of the units was approximately $450,000.

Exchange of Bridge Notes.   Certain of the Subscribers (each, a “Bridge Investor” and collectively the “Bridge Investors”) delivered promissory notes issued by LY Retail Texas prior to the securities exchange mentioned above (each, a “Bridge Note” and collectively the “Bridge Notes”) as payment of such Bridge Investor’s purchase price for the units.  To the extent the principal amount of a Bridge Investor’s Bridge Note was greater than such Bridge Investor’s purchase price for the units, the Company, on behalf of LY Retail Texas, paid the remaining principal amount of such Bridge Note from the proceeds of the Offering.  Accordingly, Bridge Notes in the aggregate principal amount of $217,500 were exchanged for units in the Offering and the Company paid $62,500 of the remaining principal amount of the Bridge Notes to the Bridge Investors out of the proceeds from the Offering.  As a result, the Bridge Notes are deemed to be cancelled and are of no further force and effect.

Forward Split.    On February 14, 2012 the Company effectuated a 17:1 forward stock split of its common stock.  The forward split was retroactively applied resulting in a price per share of $0.20; (ii) an exercise price of the Series A Warrants of $0.30 per share; and (iii) the exercise price of the Series B Warrants of $0.60 per share.

Registration Rights Agreement

On the Closing Date and in connection with Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Subscribers granting the Subscribers piggy-back registration rights with respect to the Shares and the shares of common stock underlying the Warrants (the “Warrant Shares”).

F-20

Lock-Up Agreements

On the Closing Date and in connection with Offering, we entered into lock-up agreements (collectively, the “Lock-Up Agreements”) with each of Braden Richter, our newly appointed President and Chief Executive Officer and member of our Board of Directors, Kevin Walker, our newly appointed Chief Financial Officer, Chief Operating Officer and Secretary, Jerry Wilkerson, our newly appointed Chief Technology and Information Officer, Joshua Thompson, our newly appointed Chief Marketing Officer, and Khaled Alattar, one of our new principal stockholders, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen month period following the closing of the Offering.  In addition, we entered into a lock-up agreement  (the “Lock-Up/Leak-Out Agreement”) with Amir Mireskandari, our newly appointed Chairman of our Board of Directors and one of our new principal stockholders, pursuant to which he agreed not to transfer any of our capital stock held directly or indirectly by him for a nine month period following the closing of the Offering and for the nine months thereafter to limit any transfers to 50,000 shares of common stock in any 30 day period and 10,000 shares of common stock on any single day.

Warrants

Warrants associated with the Round 1 financing -The Series A Warrants have a five-year term and are exercisable for an aggregate of 1,575,000 shares of our common stock at an initial per share exercise price of $0.30, subject to adjustment as set forth below.  The Series B Warrants have a five-year term and are exercisable for an aggregate of 1,575,000 shares of our common stock at an initial per share exercise price of $0.60, subject to adjustment set forth below.

Warrants associated with the Round 2 financing -The Series A Warrants have a five-year term and are exercisable for an aggregate of 1,125,000 shares of our common stock at an initial per share exercise price of $0.30, subject to adjustment as set forth below.  The Series B Warrants have a five-year term and are exercisable for an aggregate of 1,125,000 shares of our common stock at an initial per share exercise price of $0.60, subject to adjustment set forth below.

The exercise prices of the Series A Warrants and Series B Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.  In addition, subject to certain exceptions, if at any time after the respective Closing Dates, the Company issues or sells any shares of its common stock at a price per share less than the exercise price of the applicable Warrant, then immediately after such new issuance, the exercise price of the applicable Warrant then in effect shall be reduced to an amount equal to the price per share of such new issuance.  If the Warrants are not registered with the Securities Act, the Warrants can be exercised on a cashless basis.

Anti-dilution features of the warrants require derivative accounting. ( See Note 11)

4.  Property and Equipment

Property and equipment consists of the following:

Furniture and fixtures	$7,928
Equipment	9,636

17,564
Less: Accumulated depreciation	(695)

Net carrying value	$16,869

5.  Accrued Liabilities

Accrued liabilities consist of the following:

Accrued marketing costs	$100,000
Accrued salary and other expenses	58,206
$158,206

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6.  Income Taxes

The Company’s net deferred income tax asset as of December 31, 2011, after applying enacted corporate income tax rates, are as follows:

Net operating loss carry forward	$333,943
Valuation allowance	(333,943)
Total	-

As of December 31, 2011, the Company has unused net operating loss carryforwards of approximately $954,000 which will begin to expire in 2031. The Company provided a full valuation allowance to the deferred tax asset as of December 31, 2011 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change in ownership, utilization of the net operating loss carry-forwards could be restricted.

7.   Related Party Transactions

The Company's CEO and Director is related to the sublessor of the 8884 Venice Blvd. (See Note 12).

Steve Beauregard, our COO is the founder and a majority stockholder in Regard Solutions, Inc., (“Regard”). We have entered into an agreement with Regard for Technical Services and Project Management. The Company incurred $90,623 in expense from Regard of which $83,435 was paid as of December 31, 2011.

Pursuant to the Securities Exchange Agreement, on November 8, 2011, we issued 30,350,000 common shares to Amir Mireskandari and Khaled Alattar, the former members of LY Retail, Texas. Immediately following the securities exchange, Mireskandari and Alattar became our principal stockholders. Mr. Mireskandari was also appointed as the Chairman of our Board of Directors.

Additionally, in connection with our Round 1 and Round 2 Financing, we issued (i) 417,416 shares of our common stock to Mireskandari and 482,584 shares of our common stock to Alattar; (ii) Series A Warrants exercisable for 208,708 shares of our common stock to Mireskandari and Series A Warrants exercisable for 241,292 shares of our common stock to Alattar; and (iii) Series B Warrants exercisable for 208,708 shares of our common stock to Mireskandari and Series B Warrants exercisable for 241,292 shares of our common stock to Alattar. In consideration for the purchase price for such securities, Mireskandari and Alattar delivered to the Company Bridge Notes in the aggregate principal amount of $115,000 and cash of $15,000.

Prior to the securities exchange, LY Retail Texas and Mireskandari and Alattar entered into Bridge Notes in the aggregate principal amount of $115,000. As set forth above, such Bridge Notes were exchanged for units in the Offering.

8.  Bridge Notes

On various dates in September and October 2011, the Company issued promissory notes in the aggregate principal amount of $280,000 (collectively, the “Bridge Notes”) to certain investors. These notes bear no interest and have an average term of 30 days.

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As disclosed in Notes 3 and 7, $217,500 of these notes were settled with units issued from the Company’s private offering and the balance of $62,500 was paid directly from proceeds of the private offering. No gain or loss was recognized on the settlement of the Bridge Notes.

9.  Commitments and Contingencies

Operating Leases

On September 26, 2011 the Company entered into an operating lease for office space in Marina Del Rey California (the “Glencoe” lease). The lease term commenced October 1, 2011 and ends September 30, 2011. Rent expense for the year 2011 was $39,829.

Minimum Lease Expense

Subsequent to year end, the Company entered into three leases for office and warehouse space in Los Angeles, California (“Venice” lease); in Brooklyn, New York (“New York” lease) and a Corporate Apartment in New York, New York (“Wall Street” lease). See Subsequent Events Note. Minimum lease expense is as follows:

Year	Glencoe	Venice	New York	Wall Street	Total
2012	$43,273	$105,197	$43,542	$16,170	$208,182
2013	-	114,761	11,458	-	126,219
2014	-	9,563	-	-	9,563
Total	$43,273	$229,521	$55,000	$16,170	$343,964

Severance Agreement

In connection with the termination of Kevin Walker as our executive officer, we entered into a severance agreement with LY Retail and Kevin Walker on December 20, 2011 pursuant to which we agreed to pay Mr. Walker any unpaid salary, unreimbursed expenses and a severance payment equivalent to three months of Mr. Walker’s base salary. The severance pay is payable in two installments of $13,334 and one installment of $11,688 for a total amount of $38,352. Mr. Walker was also granted an option to purchase 400,010 shares of common stock at an exercise price of $0.20 per share.

Marketing Agreements

In November the Company engaged XL Marketing, Corporation to provide email drops to various target markets and to provide other marketing related series. Marketing expense related to this contract will be approximately $180,000 per month.

On November 23, 2011 the Company entered into to a nine month agreement with Placements Media, Inc. (“Placements”) to provide marketing consulting services. The compensation for the performance based component of the contract is $12,000 in December 2011 and January 2012 and $15,000 per month thereafter. Placements also earns commission based on sliding scale percentages applied on the XL Marketing spend with rates ranging from 4% to 18%. For the period ended December 31, 2011, Placements earned commissions amounting to $53,557. Additionally, Placements can earn options of up to 50,000 shares of common stock based on certain membership milestones.

Technology Infrastructure Agreement

In November, 2011, LY Retail entered into an agreement with Regard Solutions Corporation for project management and technical services for a monthly fee of $35,000 for a period of two months. This agreement was amended on December 31, 2011 to extend the term to April 30, 2012 for a monthly fee of $42,531. Technical fees incurred for the period ended December 31, 2011 amounted to $90,623.

Litigation

From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

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10.  Stock Option Plan

In September, 2011, the Company adopted the 2011 Stock Option Plan (the Plan). The Plan provides for the granting of options to purchase shares of common stock to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options (ISOs) or non-qualified stock options (NSOs). ISOs may be granted only to Company employees (including officers and directors who may also be employees). NSOs may be granted to Company employees and consultants. The Company reserved 13,005,000 shares of common stock for issuance under the Plan as of December 31, 2011, of which 8,876,546 were subject to outstanding options and other awards and 4,128,454 were available for future grants of share-based awards.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The Board of Directors determined the value of the underlying stock by considering a number of factors, including historical and projected results, the risks the Company faced at the time of issuance, the rights of the Company’s preferred securities and the lack of liquidity of the Company’s common stock. Options granted under the Plan generally vest ratably over a 36 month period. It is the Company’s policy to grant stock options to employees and nonemployees at exercise prices equal to the fair value of the underlying stock at the date of the grant.

The following is a summary of stock options granted, canceled, and outstanding under the plan for the year ended December 31, 2011:

	Number of Stock Options	Exercise Price	Weighted- Average Exercise Price	Weighted average remaining contractual life (years)
Outstanding at April 1, 2011	-	$-	$-	-
Granted	10,426,538	0.20 - 0.30	0.21	9.77
Cancelled	(1,549,992)	0.20	0.20	-
Exercised	-	-	-	-
Balance at December 31, 2011	8,876,546	$0.20-0.30	$0.21	9.77

The following is a summary of stock options vested as of December 31, 2011:

	Vested Options	Exercise Price	Weighted- Average Exercise Price	Weighted average remaining contractual life (years)

December 31, 2011	2,868,143	$0.20 - 0.30	$0.20	9.77

No options are exercisable until the expiration of the Lock-Up agreement on November 8, 2012.

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At December 31, 2011, 4,128,454 options remained available for future grants under the Plan. The weighted-average grant date fair value of options granted during the period ended December 31, 2011 was $ 0.03. Outstanding options as of December 31, 2011 have an intrinsic value of zero.

The options were valued using the Black-Scholes-pricing model. Significant assumptions used in the valuation include the following:

Expected term	5.40 - 5.84 years
Expected volatility	415% - 447%.
Risk free interest rate	0.82% - 2.03%
Expected dividend yield	0%

During the period ended December 31, 2011, stock compensation expense recognized under the plan was $84,325.

As of December 31, 2011 there was $199,679 of unrecognized compensation related to stock options granted, which is expected to be recognized over a weighted-average period of 2.8 years.

11.  Warrants

Warrants associated with the Round 1 financing -The Series A Warrants have a five-year term and are exercisable for an aggregate of 1,575,000 shares of our common stock at an initial per share exercise price of $0.30, subject to adjustment as set forth below.  The Series B Warrants have a five-year term and are exercisable for an aggregate of 1,575,000 shares of our common stock at an initial per share exercise price of $0.60. At the closing date of November 8, 2011 Series A warrants had a fair market value of $46,304 and Series B warrants had a fair market value of $46,304. The fair market value of the warrants was computed using the Black-Scholes pricing model with the following assumptions:

Risk-free interest rate 0.92%

Dividend yield 0%

Volatility factor 429%

Expected life (years) 5 years

On December 15, 2011, warrants associated with the Round 2 financing -The Series A Warrants have a five-year term and are exercisable for an aggregate of 1,125,000 shares of our common stock at an initial per share exercise price of $0.30, subject to adjustment as set forth below.  The Series B Warrants have a five-year term and are exercisable for an aggregate of 1,125,000 shares of our common stock at an initial per share exercise price of $0.60. At the closing date of December 15, 2011 Series A warrants had a fair market value of $33,075 and Series B warrants had a fair market value of $33,075. The fair market value of the warrants was computed using the Black-Scholes pricing model with the following assumptions:

Risk-free interest rate 0.86%

Dividend yield 0%

Volatility factor 416%

Expected life (years) 5 years

 At December 31, 2011, the warrants had a fair value of $158,758 and this fair value was included in the derivative liability balance. There was no difference in fair value from the grant date to December 31, 2011. The following assumptions were used in the Black-Sholes option pricing model at December 31, 2011.

Risk-free interest rate 0.83%

Dividend yield 0%

Volatility factor 412%

Expected life (years) 4.86 years

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The weighted average exercise price is $0.45 for all outstanding warrants. The weighted average remaining contractual term for all warrants outstanding is 4.86 years. As of December 31, 2011, the outstanding warrants had an intrinsic value of zero.

12.  Subsequent Events

Leases

On January 26, 2012, the Company subleased approximately 5,313 square feet of office and warehouse space in Los Angeles California from a related party (“Venice” lease). The lease is a twenty four month operating lease with monthly rent expense of $9,564 per month.

On March 15, 2012, the Company subleased approximately 5,500 square feet of office and warehouse space in Brooklyn New York in conjunction with the acquisition of eOpulence, (the “New York” lease). The lease is one year operating lease with option to extend for 3.5 years. The monthly rent expense is $4,583.33.

On March 22, 2012 the Company leased a corporate apartment in downtown New York. The lease begins April 3, 2012 and is a six month operating lease with monthly rent expense of $2,695.

Adoption of 2012 Stock Plan

On February 24, 2012, the Board and majority shareholders of the Company approved the Luxeyard, Inc. 2012 Stock Option Plan (the “Plan”). 13,050,000 shares of common stock with authorized under this plan. The Plan is intended to recognize the contributions made to the Company by its associates (including associates who are members of the Board of Directors), directors, consultants and advisors of the Company or any Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. To this end, the Plan provides for the grant of stock options. Stock options granted under the Plan may be Non-Qualified Stock Options or ISOs, as provided herein, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an Affiliate shall in all cases be Non-Qualified Stock Options.

eOpulence Asset Purchase

On February 22, 2012 our subsidiary, LY Retail, purchased the fixed assets of eOpulence, a New York limited liability Company ("eOpulence") for purchase price consisting options to purchase 300,000 shares of common stock at an exercise price of $.30 per share. The fair market value of the stock options at the purchase date was $260,297. The fair value was calculated using the Black Scholes pricing model with the following assumptions

Risk-free interest rate -2.7%

Dividend yield 0%

Volatility factor 416%

Expected life (years) 3.0 years

Share-based awards

On February 27, 2012, in connection with his employment agreement, the Company granted 200,000 common stock options to our Chief of Business Development Officer.

On March 12, 2012, in connection with his employment agreement, the Company granted 250,000 common stock options to our Executive Vice President of Revenue. He will also be granted an additional 250,000 on attainment of certain milestones.

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On February 28, 2012, the Company engaged a consultant for institutional financial public relations. As compensation, the Company will pay the consultant 30,000 common shares per month for a period of one year. Additionally the Company will issue a non-cancellable “Option” for up to 4 million shares of outstanding stock at $.80 per share vesting as soon as practicable, subject to shareholder and/or regulatory approval.

On March 1, 2012 the Company retained a third party as investor relations counsel. The contract is for a minimum of six months for $5,000 a month plus a one-time grant on the initiation of the engagement of restricted shares of common stock with a fair market value of $30,000 on the contract start date. A second grant in the like cash value amount will be granted on the achievement of certain milestones.

Financing

On January 25, 2012, the Company borrowed cash in the amount $25,000 from one of the Company’s shareholders. The loan bears 10 % annual interest and has a maturity of April 20, 2012.

As of April 16, 2012, we sold an aggregate of $2,125,000 debentures in the form of convertible notes, which are convertible into 7,083,334 shares of our common stock, with a conversion price of $0.30 per share, subject to adjustment.

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